                                                                  Exhibit (C)(2)

              PRESENTATION MATERIALS PREPARED BY GBQ PARTNERS, LLC FOR THE SPECIAL COMMITTEE MEETING ON JANUARY 17, 2005

[GBQ PARTNERS LLC LOGO]                           [50 YEARS OF EXCELLENCE LOGO]

                         MAX & ERMA'S RESTAURANTS, INC.

                            VALUATION OF COMMON STOCK
                             AS OF DECEMBER 31, 2004

         Maximizing your                                    [GBQ PARTNERS LOGO]
financial opportunities.

[GBQ PARTNERS LOGO]                                             GBQ PARTNERS LLC
                                                                 P.O. Box 182108
                                                         Columbus, OH 43218-2108

                                               500 South Front Street, Suite 700
                                                            Columbus, Ohio 43215

                                                                    614.221.1120
                                                                Fax 614.227.6999
                                                                     www.gbq.com

January 17, 2005

PERSONAL AND CONFIDENTIAL

Mr. Thomas R. Green
Chairman, Special Committee of
   the Board of Directors
Max & Erma's Restaurants, Inc.
4849 Evanswood Drive
Columbus, OH  43229

Dear Mr. Green:

      You have asked that GBQ Partners LLC ("GBQ") render an opinion of the fair value of one share of common stock in Max & Erma's Restaurants, Inc. ("M&E" or "the Company"), as of December 31, 2004 ("the Valuation Date"). It is our understanding that the purpose of this valuation is to provide an independent opinion of the per share price for a proposed transaction.

      GBQ (formerly known as Groner, Boyle & Quillin, LLP) was founded in 1953 by Morris W. Groner and has grown to become the largest independently owned accounting and business consulting firm in Columbus, Ohio. In addition to valuation services, GBQ performs assurance, tax and other consulting services for a wide variety of businesses.

      For the purposes of this valuation, the term "Fair Value" is defined as:
"The amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale."

      The accompanying report was prepared by GBQ valuation professionals, Robert M. Stutz, AVA, ASA, CM&A, Director of Valuation Services, Jason S. Robertson, AM, Senior Financial Analyst, and Courtney E. Sparks, AVA, Senior Financial Analyst, and is presented subject to the attached limiting conditions.

      Based on the information and analysis provided in the following report, it is GBQ's opinion that the fair value of one share of common stock in Max & Erma's Restaurants, Inc., as of December 31, 2004, was in the range of $15.77 TO $16.48.

      We appreciate this opportunity to be of service to you.

      Sincerely,

                                                   [50 YEARS OF EXCELLENCE LOGO]


/s/ GBQ Partners LLC

TABLE OF CONTENTS

INTRODUCTION.................................................................................     4
   Purpose...................................................................................     4
   Revenue Ruling 59-60......................................................................     4

COMPANY OVERVIEW.............................................................................     6
   Operations and Competition................................................................     7
   Franchising...............................................................................     7
   Employees and Corporate Governance........................................................     8
   Pertinent Shareholder Agreements and Past Transactions....................................     9
   Pending Litigation........................................................................     9
   Management Interview......................................................................     9
   Outlook...................................................................................    10

ECONOMIC AND INDUSTRY OVERVIEW...............................................................    10
   National..................................................................................    10
   Industry..................................................................................    14
   Economy and M&E...........................................................................    16

FINANCIAL OVERVIEW...........................................................................    16
   Normalization Considerations..............................................................    17
   Balance Sheet.............................................................................    17
   Income Statement..........................................................................    21
   Key Ratios................................................................................    25

VALUATION METHODOLOGY........................................................................    29

VALUATION OF THE COMPANY.....................................................................    31
   Income Approach...........................................................................    31
      DCF Assumptions........................................................................    31
      Discount Rate Calculation..............................................................    33
      Application of Discount Rate and Terminal Value........................................    38
   Market Approach...........................................................................    39
      Acquired Guideline Company Method......................................................    40
      Publicly Traded Guideline Company Method...............................................    40

CONCLUSION OF VALUE..........................................................................    48

LIMITING CONDITIONS..........................................................................    49

BIBLIOGRAPHY.................................................................................    51

APPRAISERS' CERTIFICATION....................................................................    54

APPRAISERS' QUALIFICATIONS...................................................................    55
   Robert M. Stutz...........................................................................    55
   Jason S. Robertson........................................................................    56
   Courtney E. Sparks........................................................................    57

EXHIBITS.....................................................................................    58

INTRODUCTION

      PURPOSE

      GBQ was retained to opine as to the fair value of one share of common stock in M&E, as of December 31, 2004. The purpose of this valuation is to provide an independent opinion of the per share price for a proposed transaction. Specifically, Management and the Board of Directors of M&E want (the Company) to purchase shares of common stock in an effort to reduce the total number of shareholders. The proposed transaction would be a reverse stock split that would cash out approximately 50,000 shares of common stock held by stockholders with fewer than 200 or 250 shares. It is also GBQ's understanding that at the conclusion of this transaction, M&E will deregister as an SEC reporting company and intends to trade its shares on the Pink Sheets.

      REVENUE RULING 59 - 60

      Though it is not the governing document by which M&E should be valued given the subject purpose, this valuation considers, among others, the factors described in Internal Revenue Ruling 59 - 60 (the "Ruling"). GBQ's valuation conclusions are made in accordance with accepted valuation standards (USPAP) and include such valuation procedures as considered necessary under the circumstances.

      Revenue Ruling 59 - 60 was formed in 1959 by the U.S. Treasury Department. One valuation expert writes, "It is said to be one of the greatest business valuation treatises ever written.(1)" The Ruling guides the appraiser through the valuation of closely held stock for estate, gift, and income tax purposes. This regulation, like others created by the Internal Revenue Service, does not have the force of law. However, it presents the position the IRS is likely to take in court. This Ruling has stood the test of time and is frequently cited as case law during litigation.

      Section 1 of the Ruling states that its purpose is to outline the approach to be used in valuing shares of capital stock of closely held corporations for estate and gift tax purposes. The guidance set forth in this ruling is applicable to several kinds of business entities, including partnerships, sole proprietorships, and limited liability corporations.

      Section 2 of the Ruling addresses the significance of the valuation date and establishes fair market value as the standard of value for estate and gift tax purposes. The date of valuation must be specific and clearly stated. The property to be included in the estate or made the subject of a gift "shall be taxed on the basis of the value of the property at the time of death of the decedent, the alternate date if so elected, or the date of the gift".

      The definition of fair market value (not the standard of value for this Valuation) as stated in Revenue Ruling 59 - 60 is: "the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts". For fair market value to be achieved, all components of this definition must be met. Specifically, 1) there must

------------------
1 Understanding Business Valuation, second edition; Chapter 12 be a buyer who is not only willing but also able to purchase the business;
      2) the person selling the business must be willing and able to sell. She must be free of any obligations that may prohibit the sale; 3) neither the willing buyer nor willing seller should be under any compulsion to buy or sell. In a situation where the buyer has to purchase the business, she is likely to overpay. Likewise, if the seller must sell, she is likely to accept a price lower than the market would offer. The business interest must be on the market long enough for the buyer and seller to wait for the market price. The fourth component that is crucial to understanding the IRS definition of fair market value involves both buyer and seller having reasonable knowledge about the property. This includes having at least a cursory understanding of the market for the property, i.e. knowing what similar businesses are worth.

      Section 3 of the Ruling states that "valuation is not an exact science." Valuation experts must use common sense, informed judgment, and reasonableness when reaching a determination of fair market value. Each valuation is unique and must be considered in connection with the specific circumstances of each case. Among other factors, the appraiser should carefully consider the current economic conditions, industry-specific data, and the finances of the company to arrive at an appropriate assessment of risk. The fair market value of closely held stock will vary according to the "degree of optimism or pessimism with which the investing public regards the future at the required date of the appraisal". This section of the revenue ruling makes it clear that investors are more interested in potential future value than value realized in the past. Any uncertainty about future value will increase the risk associated with the purchase and will affect its present value through the discount rate. As the Ruling states, "valuation of securities is, in essence, a prophecy as to the future and must be based on facts available at the required date of appraisal." Although the market is the best source of value, a closely held stock is traded so infrequently that the appraiser is advised to seek out comparable stocks traded in the open market to use as guideline companies. The lack of an established market for closely held stocks usually requires a discount to be taken for lack of marketability.

      Section 4 of Revenue Ruling 59-60 is frequently referenced by valuation experts and the Courts. The following factors should always be carefully considered when valuing closely held stock for which market quotations are unavailable:

         a) The nature of the business and the history of the enterprise from its inception.

         b) The economic outlook in general and the condition and outlook of the specific industry in particular.

         c) The book value of the stock and the financial condition of the business.

         d) The earning capacity of the company.

         e) The dividend-paying capacity.

         f) Whether or not the enterprise has goodwill or other intangible value.

         g) Sales of the stock and the size of the block of stock to be valued.

         h) The market price of stocks of corporations engaged in the same or similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

      Section 5 of the Ruling discusses weighting the different approaches used in valuation. For example, a company that sells products or services to the public would afford the greatest weight to earnings. Conversely, an investment or real estate holding company that is asset-intensive would afford more weight to the value of the assets underlying the stock. This section also advises the appraiser to consider the cost of liquidating a holding company in the determination of value.

      Section 6 addresses the complicated issue of capitalization rates. The IRS concedes "a determination of the proper capitalization rate presents one of the most difficult problems in valuation". Capitalization rates will vary even among companies in the same industry and will fluctuate from year to year depending upon economic conditions. Factors to consider when determining a capitalization rate include, at minimum, the nature of the business, the risk involved, and the stability or irregularity of earnings.

      Section 7 of the Ruling states that there is no formula for reconciling the different valuation methods that are applicable to an appraisal. The IRS warns against averaging the various applicable factors in a valuation assignment. In determining fair market value, there is no formula to tell the appraiser how much mathematical weight to assign to each factor. "For this reason," the IRS says, "no useful purpose is served by taking an average of several factors (for example, book value, capitalized earnings and capitalized dividends) and basing the valuation on the result".

      Section 8 of Revenue Ruling 59-60 discusses restrictive agreements. According to the Ruling, buy-sell agreements may be binding for estate tax purposes but may not be binding for gift tax purposes. The appraiser must consider all aspects of the agreement to be certain that it is an arm's length agreement and not devised to evade taxation. The IRS will pay close attention when shareholders determine the value of their buy-sell agreement instead of getting an independent appraisal.

COMPANY OVERVIEW

          [MAX & ERMA'S LOGO]                                 [PHOTO OF BURGER]

      M&E is an operator and franchisor of casual dining restaurants. M&E is publicly traded on the NASDAQ National Market under the symbol MAXE. The first M&E restaurant opened in 1972 in Columbus, Ohio. M&E opened its first restaurant outside of Ohio in Indianapolis, Indiana in 1977. Five years later the Company was incorporated (July 2, 1982) and went public with 300,000 shares offered for sale. It was not until 1997 that M&E opened its first franchise store, which is located at Port

COMPANY OVERVIEW

      Columbus International Airport. The Company currently has nearly 80 restaurants in nine states, mainly in the mid-west within a 400 mile radius of M&E's headquarters located in Columbus, Ohio. The franchised restaurants are located on the outer-edge of the mid-west, including Philadelphia, Green Bay and St. Louis, with selective locations within the mid-west also operated by franchisees.

      OPERATIONS AND COMPETITION

      The Company's philosophy focuses on all-American food, friendly service and a casual atmosphere. M&E is famous for its high quality approach to making food including gourmet hamburgers, sandwiches, pasta, chicken, salads and desserts. A concept unique to M&E is the "Build-Your-Own-Sundae Bar," which is a bathtub filled with vanilla ice cream, sauces and toppings. In addition, the M&E restaurants serve alcoholic and non-alcoholic beverages (with the exception of several franchise restaurants that only sell food).

      The Company's restaurants are decorated with artifacts and local community paraphernalia including sports teams effects, historical items and other M&E specialty objects, which contribute to the "Hometown Favorite" atmosphere promoted by the Company. Each store presents giant murals, both inside and outside, that tell of the history and tradition of M&E.

      The M&E restaurants are open for lunch and dinner seven days a week. The average store is open between 11:00 a.m. and midnight. During fiscal 2004, the average check was approximately $11.14 for lunch and $11.96 during dinner. According to Management, the lunch and dinner crowds account for 39% and 61% of revenues, respectively. The Company's alcohol sales were slightly less than 10% of revenue in fiscal 2004.

      According to the Company's most recent 10-Q, M&E generally leases the real estate where the stores are located and invests nearly $1.0 million in furniture, fixtures & equipment and building costs that are not funded by landlords.

      The market for restaurant services is highly competitive. The Company contests with large national restaurant chains at each M&E restaurant location. M&E's focus on being the "Hometown Favorite" is a concept that allows the Company to compete with larger restaurant chains. According to the Company's Management, "the amount of competition is one of the most significant factors affecting the success of a restaurant location."

      FRANCHISING

      As a franchisor, M&E offers overall guidance to new "Strategic Partners" (franchisees). The Company's restaurant experience, of more than 30 years, provides future franchisees with real estate, design & construction, training, operations support, food & beverage operations, marketing and financing expertise. Management anticipates that new restaurants will generate revenues of approximately $2.5 million per year, with an average net income of $300,000. In total, each additional franchise pays annual royalties of nearly $100,000, which stems from a base percentage of revenues (4.0%). Additionally, each new franchisee pays an initial fee of $40,000. The franchise fees and royalties typically increase on a yearly basis.

      Currently, the Company franchises 20 restaurants to unaffiliated franchisees. The first two franchised restaurants opened in 1997 in the Columbus and Cleveland, Ohio airports. Starting in 2000, and every year thereafter, three to six franchises have opened annually. During 2004, franchise restaurants opened in Pennsylvania, Indiana and two more in Ohio. As of December 2004, two additional franchise restaurants were approved and in the final permit stages. Management anticipates the opening of a total of five stores during fiscal 2005. In addition, the Company had eight multi-unit franchised agreements signed with unaffiliated franchisees at the end of 2004, which required the total development of an additional 34 restaurants over the next eight-year period.

      EMPLOYEES AND CORPORATE GOVERNANCE

      The Company employed approximately 5,300 people throughout its different corporate locations at the 2004 year-end. Nearly 1,900 of the 5,300 employees were full-time restaurant employees. Additionally, nearly 3,000 were part-time restaurant employees, 96 were corporate staff personnel and 304 were restaurant managerial personnel. M&E does not have any employees that are represented by a labor union or a collective bargaining unit. Overall, Management believes employee relations to be good.

      Restaurant operations are administered by a Management staff, which is headed by the Vice President of Operations. Two Regional Vice Presidents of Operations report directly to the Vice President of Operations. Seventeen regional managers, each of whom supervises the operations of four to five corporate restaurants, report to either the Vice President of Operations or to one of the Regional Vice Presidents of Operations. Each restaurant has a general manager, who is responsible for training and supervising approximately 40 to 100 employees, and two or three assistant managers. Regional managers are responsible for hiring their general and assistant managers. General managers are then responsible for hiring restaurant employees. Prior to becoming an assistant manager employees must complete a 14-week training program conducted by M&E. Historically, the Company has promoted assistant and general managers from within.

      The following is a list of the Company's Officers and Directors:

            -     William E. Arthur - Director

            - Todd B. Barnum - Chairman of the Board, Chief Executive Officer, President and Director

            -     Bonnie J. Brannigan - Vice President of Marketing and Planning

            -     Steve Catanese - Regional Vice President of Operations

            -     Larry B. Fournier - Vice President of Development

            -     Thomas R. Green - Director

            -     Gregory L. Heywood - Regional Vice President of Operations

            -     James E. Howenstein - Vice President of Operations

            -     Robert A. Lindeman - Chief Development Officer

            -     Michael D. Murphy - Director

            - William C. Niegsch, Jr. - Executive Vice President, Chief Financial Officer,

            -     Treasurer, Secretary and Director

            -     Timothy C. Robinson - Director

            -     Robert A. Rothman - Director

      There are six institutions and approximately 10 mutual funds that currently hold M&E stock. The following is a list of the Company's major shareholders, their respective number of M&E shares held and the date reported:

    SHAREHOLDER                 NUMBER OF SHARES            REPORTED
------------------              ----------------            --------
Roger D. Blackwell                   391,811                09/14/04
Todd B. Barnum                       318,760                07/11/04
Mark F. Emerson                      277,638                07/16/04
William C. Niegsch, Jr.              113,759                10/07/04

      PERTINENT SHAREHOLDER AGREEMENTS AND PAST TRANSACTIONS

      M&E did not repurchase any shares of the common stock in the Company pursuant to the repurchase program that was publicly announced on September 4, 2003, during the most recent quarter (purpose of this Valuation). The Board of Directors has approved the repurchase by the Company of up to an aggregate of 200,000 shares of common stock of M&E pursuant to the program. The program expires on August 21, 2005.

      PENDING LITIGATION

      According to Management, the Company is involved in several claims and legal proceedings, which came about through the normal course of business. Although the outcome of such claims is unpredictable, M&E's Management team believes that none of the pending legal matters will have a material effect on the Company.

      MANAGEMENT INTERVIEW

      GBQ held discussions with Management of M&E on several occasions in November and December of 2004. GBQ received an overview of the Company and a general outlook for the future. The information obtained in these meetings was used to develop assumptions about the Company going forward as quantified in the different methodologies used in this Valuation.

      OUTLOOK

      According to Management, M&E has always been focused on growth, but not at the expense of quality. In terms of growth, the Company's goal is to open four to seven stores per year. This methodical approach to development allows M&E to avoid any unnecessary growing pains. The steady growth approach adopted by the Company's Management team creates stronger training, which leads to better store management teams. Overall, M&E's history not only keeps customers coming back to established stores, but it also encourages growth of both corporate and franchise locations.

ECONOMIC AND INDUSTRY OVERVIEW

      NATIONAL

      The following discussion and analysis of the national economy for the third quarter of 2004 is based upon a review of current economic statistics, articles in the financial press and economic reviews from current business periodicals. The purpose of the review is to provide a representative "consensus" on the condition of the national economy and its general outlook through 2004.

      Economic Perspectives. Uncertainty finally reached the board-rooms and number-crunchers of corporate America during this quarter, as less than half the S&P 500 companies posted forecasts in their earnings reports. Despite more favorable performance from the construction, manufacturing and transportation industries, along with a sustained participation by the average consumer, Wall Street was increasingly cautious. The U.S. Bureau of Labor Statistics reported payrolls increased marginally (less than 100,000 jobs) in September, after much better results in the previous two months. Its [seasonally-adjusted annual rate Producer Price] crude energy materials index component fell nearly 25% during the quarter, after spiking over 83% the last quarter. Crude non-food materials, however, jumped over 50%, following a decline approaching 33%. The motor vehicle sector, however, experienced weakness only in its light-truck/SUV segment, due to persistently high gasoline prices. Gross Domestic Product accelerated by 3.7% (quarter-over-quarter annualized) following a 3.3% rise in the 2nd quarter, and consumer spending soared from 1.6% to 4.6%. While payroll growth slowed in September, the impact of four hurricanes (preliminarily estimated at over $20 billion) was anticipated to be transitory. Energy and other raw materials inputs cost increases were also viewed in similar perspective as the quarter concluded. So, most analysts believe the two one-quarter percent short term interest rate increases imposed by the Federal Reserve Board were indeed intuitive, and sent the usual messages about forward demand-driven risks, aimed across the board, and board-rooms. Following is a retrospective by major industry sector, derived from Federal Reserve Bank surveys.

      Consumer Spending. A mixed economic package prevailed during the quarter, characterized by both softness and modest improvement across most Federal Reserve surveys. Weaknesses in fall clothing sales were blamed on unseasonably warm weather in the Chicago, Cleveland and Minneapolis Districts, while retail activity was disrupted in the Atlanta and Richmond Districts due to successive hurricanes. The exception was in building supplies, which experienced pre-and post-storm surges. Most retailers, however, were "content" with inventory levels from "back-to-school" and anticipating year-end holiday shopping seasons. Automobile and light-truck sales were strong as the quarter ended; factory rebates, seasonal close-outs and low-interest rate financing had cumulative effects. In tourism/travel, Atlanta "took a substantial hit because of the hurricanes," survey respondents reported, but Boston, New York and San Francisco had strong activity. Continued high gasoline prices constrained household spending on travel, and some concern about the upcoming presidential election spawned uncertainties among contacts in several Districts.

      Manufacturing. Reports ranging from "solid" to "decidedly mixed" signaled a continuation of steady growth from the last quarter. The first epithet applied to Chicago, Kansas City and Richmond Districts, while the second was seen in Atlanta, Dallas and St. Louis, where hurricanes caused some production disruptions. A wide array of industry segments had stronger reports, but durable goods producers dominated the group. Several Districts showed continued strength in metals composite manufacturing, Dallas and Richmond noted improvements in petroleum-based (petrochemicals and plastics) products and Chicago had sustained heavy demand for heavy equipment. High-technology products generated mixed results; Boston and San Francisco's semiconductor sectors softened, while strength in Dallas's electronics sector boosted demand. Inventories of automobiles and light trucks, which had been "bloated, benefited from a surge in end-of-season sales, as noted above. Despite this reaction, the Cleveland District noted domestic motor vehicle manufacturers announced production cuts as the quarter progressed. The Fed's Industrial Production and Capacity Utilization September release acknowledged hurricanes' "restraining effect on production last month...output dropped sharply in the oil and gas extraction, chemical materials, and petroleum refining industries. However, the exact magnitude of the effect of the hurricanes on these industries and on industrial production more broadly is difficult to determine."

      Business Services & Employment. Transportation services growth led the business services sector, as strong demand for shipping labor -- in trucking, railroad and intermediary sectors particularly -- with selective spot shortages in the railroad industry. Many shipping companies ramped-up their purchases of equipment to meet freight demand. Boston, New York and San Francisco showed travel-related increases, included above. The Philadelphia District noted an increase in technology spending, while Chicago and San Francisco reported gains in advertising. The Institute for Supply Management (ISM) confirmed the sustained growth in their September national sector report, saying "non-manufacturing business activity increased for the 18th consecutive month in September." Economists had been expecting productivity to slow along with employment growth -- based on business hiring to meet demand, rather than wringing-out more efficiencies -- and this transition was confirmed during the quarter. The U.S. Labor Department reported unit labor cost increases registered the largest gain since 1st quarter 2003, when they rose 1.6 percent. Hiring activity appeared to increase modestly overall, driven by temporary labor. Recruitment of permanent employees became more frequent in the manufacturing sector; five Districts suggested a general increase in these jobs, but none saw a decline. Boston had "sizable" increases in retail employment, Richmond's service-producing firms added workers and Cleveland and Dallas reported transportation sector improvements. The financial services sectors of New York and Minneapolis had heightened hiring activity; the former reported fewer people seeking "office worker" positions, the latter saw more demand for "upper-level" finance occupations. Boston and Chicago Districts saw isolated shortages in skilled manufacturing, which the ISM also confirmed in its Regional Business Survey reports.

      Real Estate & Construction. The residential segments of construction and real estate continued their robustness during the quarter, but there were some signs of softening. All Districts but New York had flat-to-weaker housing market activity. Boston and Kansas City's high-end home sales softened, and Cleveland had weakness across all price tiers. Most areas of the country saw price appreciation at a "healthy pace." Homebuilders in the Cleveland and Dallas Districts reported raising incentives and/or lowering prices to generate more demand. The National Association of Realtors reported increases in overall sales in September (3.1 percent), after two straight months of declines. Nationally, the Value of Construction Put-in-Place tied August's [seasonally-adjusted] record, according to the U. S. Census Bureau; five of the six largest public components rose appreciably: highway/street, education, transportation, sewage/waste and office. The commercial, industrial and private institutional markets, however, remained weak in most Districts, as vacancies stayed relatively high. Still, there were pockets of improvement; Chicago and Dallas had pickups in their office markets, and Cleveland noted strength in its light industrial segment. Chicago and Richmond's retail real estate activity remained "robust." As prices for construction supplies (especially metals, concrete and lumber) continued to rise, inclement weather in the southeast put additional pressure on input costs, ahead of most builders' ability to pass them along. Nonetheless, there was end-user price cascade in the Cleveland and Kansas City Districts.

      Banking & Finance. Perspectives surrounding uncertainty about the upcoming presidential elections precipitated a transition in sector performance during the quarter. The balance began to shift, as loan demand from household consumer markets "softened" while the business sector strengthened. Flattening on the household side resulted from a decline in mortgage applications and selected big-ticket durables. New originations stood steady, but refinancing activity fell, as interest rates began to rise. No changes were reported in standards and terms for consumer loans, in the face of improving credit quality. Hesitation seemed to prevail in investment portfolios, as the combination of Federal Reserve Board interest rate actions, stochastic equities and bond market slips did not sit well with the average consumer. On the commercial side, New York was the only District noting a slackening in this segment; quality remained high and improvements were cited in the bellwether rust-belt Cleveland and Chicago Districts.

      Agriculture & Natural Resources. Inclement weather did not affect the fall harvests, except for sudden losses in the Citrus Belt of Florida and the Cotton Belts of the lower Mississippi - which are yet to be quantified. In the rest of the country, they were reaping ahead of schedule. Lower prices for corn and soybeans - exacerbated by record-high yields - triggered additional storage by growers anticipating higher prices in the near future. Texas cotton producers with bumper crops benefited from the southern hurricanes. Consequently bottlenecks in the [storage and transportation] supply-chain appeared as the quarter progressed. Livestock demand remained strong; Dallas and Kansas City had improving pasture conditions, and Dallas District ranchers suggested conditions "conducive for herd expansion." Interruptions from hurricane activity did not notably affect the energy industry, which continued to suffer from shortages in petroleum-product refining capacity. Most areas of growth in exploration/extraction were in the Kansas City and Minneapolis Districts, far to the north of the weather disaster zones. In the Minneapolis District, iron ore mines continued to operate at-or near capacity, and there was increased investment in production expansion. In Montana, equipment shortages hampered output.

      Wages & Prices. Most Districts reported wage pressures remained under control during the quarter. However, Chicago noted wages were trending higher, with anecdotal evidence of hiring and retention bonuses (which hadn't surfaced since the "trough" of the last economic downturn). Occupations in short supply showed particular wage pressure, in response to trucking and construction activity, as cited above. Kansas City identified its energy sector - especially the oil and gas extractive specialties - as raising wages over 10 percent to attract entry-level workers. Concern over health benefits costs continued to be heard from contacts across the nation, as it became a key topic for discussion during the presidential election campaigns as well. Higher input costs were a persistent echo from most Districts during the quarter, as energy and petroleum based products, metals and construction materials were either in short supply, or the price ripple-effect had finally begun to take hold. As noted above, the preponderance of crude input costs showed in three major industries: construction, manufacturing and transportation. Half the Districts reported trucking firms were successful passing most of their costs to customers, but, notably Atlanta bucked this trend, due to hurricane-related [competitive and regulatory] activities. Chicago and Dallas, as major airline hubs, cited competitive pressures prevented airlines from raising prices in response to heightened jet fuel costs. Prices remained elevated for other basic [plastics and metals] manufacturing inputs, and four Districts reported more of their producers' customers were accepting prices increases. Many builders had to absorb higher prices due to competitive pressures, but those in the Cleveland and Kansas City Districts succeeded in passing some of these increases to homebuyers, due to local market conditions. Mounting cost pressures did not, however ripple through the retail sectors; Boston stood alone in its weakened price sensitivity.

      Outlook. Overall, business confidence remains at a high level, according to a wide array of surveys. The manufacturing sector, notwithstanding spot supply shortages and cost increases, sees capacity utilization rising to the demand occasion ahead. Construction activity continues to ramp up, and a lull in long-term interest rates bodes well for residential mortgages. While the American work force has grown modestly this year, additional job creation is anticipated to be more aggressive over the next few months. Still, consumers remain concerned about the employment outlook, and the [most recent] wavering jobs report - while it includes most of the temporary impact from four hurricanes - is not heartening. Most analysts, however, have sustained their positive projections for personal consumption and business investment growth over the near-term, despite continuation of interest rate tightening expected of the Federal Reserve Board by year's end. The range of forecasts has widened for an array of economic indicators during this quarter, validating increases in uncertainty. Exacerbating the prognostications is the looming U.S. presidential election, which threatens to throw its results into the Supreme Court's chambers; moreover, a new president with low-to-no leverage in Congress can mean budgetary and tax policies may remain stalemated for a while, as they - both branches of government and fiscal constraints - test each other. As the world watches our deliberations, over the next year we also will have to learn to adjust our energy consumption and choices of transportation, and hope we are not held hostage by successive barrels of crude. Analysts agree we have only seen the beginning of intense competition for raw materials; as global markets and free trade continue to expand, there will be additional supply-chain and price pressures next year and beyond. Our political decisions now will certainly influence how decisively and wisely we address this globalism and our trading partners, and how we perceive ourselves as businesses and consumers in the context of world markets.

      INDUSTRY(2)

      According to the National Restaurant Association ("NRA"), the restaurant industry employs an estimated 12 million people, making it the nation's largest private-sector employer. Additionally, the industry provides work for nearly 9% of those employed in the United States. More than four out of 10 adults have worked in the restaurant industry at some time during their lives.

      There are an estimated 497,000 establishments in the US primarily engaged in the retail sale of prepared food and drinks for on premise or immediate consumption, according to Zapdata.com. As stated above, the restaurant industry employs a significant number of individuals (approximately 6.30 million). The overall restaurant industry generates sales of approximately $277 billion, which amounts to nearly $1.10 million in revenues per establishment.

      Despite the hurricanes on the East coast, overall weather patterns in the U.S. were positive for restaurant patronage in September. As a result, same-store sales were solidly positive in September, propelling the NRA's Restaurant Performance Index ("RPI") to its first gain in seven months. The RPI is based on the responses to the NRA's Restaurant Industry Tracking Survey, which is fielded monthly among restaurant operators nationwide on a variety of indicators including sales, traffic, labor and capital expenditures. The Index consists of two components - the Current Situation Index and the Expectations Index. The RPI gained 0.1% in September, which reflects a positive environment for continued restaurant industry growth.

      "In addition to September's positive results, the third quarter level of the RPI was a solid 1.9% above its level in the third quarter of 2003," said Hudson Riehle, senior

------------------
2 Some of the following has been modified or taken directly from a news release prepared by Katharine Kim and Brad Dayspring of the National Restaurant Association, titled "Restaurant Industry Outlook Remains Positive as Restaurant Performance Index Gained 0.1 percent in September".

      vice president of Research and Information Services for the Association. "The solid same-store sales and traffic levels, in combination with strong operator optimism, are all positive signs for the restaurant industry in the months ahead." The September increase in the RPI was fueled by a solid gain in the current situation component of the Index. The Current Situation Index, which measures current trends in four industry indicators (same-store sales, traffic, labor and capital expenditures), increased 0.7% in September, marking its strongest gain in seven months.

      After posting soft sales results in August as a result of difficult comparisons, a majority of operators reported an increase in same-store sales in September. Approximately 53% of restaurant operators reported a same-store sales gain between September 2003 and September 2004 - up from 45% who reported a sales gain in August. In addition, only 30% of operators registered a same-store sales decline in September, down from 38% who reported a decline in August. September marked the 14th consecutive month of positive same-store sales.

      Customer traffic results also improved sharply in September. Approximately 40% of restaurant operators reported an increase in customer traffic between September 2003 and September 2004 - up from 34% who registered an increase in August. Meanwhile, only 36% of operators reported a traffic decline in September - down from 43% who reported a decline in August.

      In contrast to the trends in the Current Situation Index, the Expectations Index slipped somewhat in September. The Expectations Index, which measures restaurant operators' six-month outlook for four industry indicators, declined 0.5% in September. September's decline in the Expectations Index came on the heels of a solid 1.1% gain in August.

      Although operator optimism slipped somewhat in September, a solid majority of operators expect to have higher sales in six months. Roughly 58% of restaurant operators expect to have higher sales in six months (compared to the same period in the previous year), while only 12% of operators expect to have lower sales in six months (compared to the same period in the previous year).

      Restaurant operators also remain optimistic about the direction of the overall economy. About 47% of operators said they expect economic conditions in six months will be better than they are now, up from 45% who reported similarly last month. Approximately 43% of restaurant operators expect economic conditions in six months to be about the same as they are now, while only 10% of operators expect economic conditions to worsen in six months.

      Along with their positive sales outlook, operators are continuing to plan for staffing increases during the next several months. All told, 24% of operators expect to have higher staffing levels in six months (compared to the same period in the previous year), while only 13% of operators expect to employ fewer workers in six months.

      ECONOMY AND M&E

      The outlook for M&E is positive assuming gains in the overall economy and increases in disposable income. Consistent with the industry survey discussed earlier, Management of M&E is optimistic that operations (and the economy) should improve in the near future. The primary concerns of Management mostly relate to the volatility of material costs (food). The high cost of beef and chicken over the last few years has caused the lower profitability experienced by M&E. With reduced food costs, the Company would be able to increase profitability, accelerate growth plans and ultimately increase M&E's bottom line.

FINANCIAL OVERVIEW

      In order to assess fairly and accurately a company's operating performance, GBQ normally analyzes three to seven years of historical operations. Such a period of time usually covers operations under differing economic conditions; thus any distortions caused by unusual circumstances affecting a single year are greatly reduced. With respect to M&E, GBQ analyzed audited financial statements for the three years ended October 31, 2001 - 2003, and un-audited financial statements for the fiscal year ended October 31, 2004, as provided by the Company. These statements are included in EXHIBIT A following this report.

      As a check to the reasonableness of certain percentages and ratios included in the Company's financial statements, GBQ consulted several sources. Nine publicly traded guideline companies were utilized for percentage and ratio comparison. It should be noted that the market approach was relied upon as a methodology used in valuing the Company. The publicly traded guideline companies that were selected for the market approach are the same companies utilized for financial comparison purposes.

      In addition, GBQ looked at an Integra Information Report ("Integra") for SIC #5812 (retail trade - eating places), published by Integra Information, Inc. The data for Integra is derived from the Integra InfoBase. This database, compiled by Integra Information, Inc., gets its input from a multitude of proprietary and government data sources. The 31 different sources that InfoBase pulls from include (but are not limited to) the Internal Revenue Service, the Department of Labor, the Bureau of Labor Statistics - Domestic Industry Output, the Industry Geographic Analysis Database and the U.S. Census Bureau. The specific information from Integra consisted of 9 companies classified as SIC #5812 within the revenue range of $100.0 million - $249.9 million. GBQ, through significant research, believes that Integra is one of the most complete and accurate industry reviews available today. GBQ considers it beneficial to look at both the percentages and ratios from the publicly traded guideline companies as well as the Integra information.

      M&E's fiscal year-end is October 31, and the Valuation Date is December 31, 2004; therefore, financial results as of the most recent fiscal year-end have been used for purposes of this valuation.

      NORMALIZATION CONSIDERATIONS

      There is little to no excess compensation to owners/executives or personal expenses (primarily relating to owners) in a public company. As a result, there were no owner related normalization adjustments required. In terms of the Company's historical operations, a few adjustments were made for taxes in addition to pre-opening costs and an impairment charge. Costs paid prior to a restaurant opening are expensed as incurred. In order to smooth historical operations, pre-opening costs (and related expenses) were normalized to $600,000 for every year in the historical period. This adjustment eliminates any peaks in pre-opening costs caused by timing differences.

      An impairment charge (on fixed assets) of approximately $1.07 million was added back to earnings for the year ended October 26, 2003. The expense was removed due to its one-time/non-recurring nature.

      Over the last four years, the Company has realized taxes ranging from 26.9% of income in 2002 to a tax benefit in 2004. In order to better reflect the Company's earnings on an on-going basis, taxes were normalized to 35.0% of taxable income in every year of the historical period analyzed. The applied rate is based on the effective tax-rates of publicly-traded guideline companies. It is important to note that the applied rate is higher than the Company's historical tax rate; however, given the projected earnings discussed later, GBQ believes that it is more representative of the Company's earnings potential to use the rate of 35% (as opposed to an historical average).

      BALANCE SHEET (EXHIBITS A - 1 AND A - 2)

      As of October 31, 2004, total assets amounted to a period high of $71.11 million. M&E's total assets increased by over $16.17 million from the start of the analyzed period, moving from a period low of $54.93 million as of October 31, 2001, to the period high as of the 2004 fiscal year-end. The rise in assets was primarily the result of investment in property and equipment.

                        [BAR CHART - Assets (in 000s)]

              2001               2002              2003               2004
            --------           --------          --------           --------
            $ 54,933           $ 61,971          $ 61,742           $ 71,107

      Total current assets as of October 31, 2004, amounted to $6.43 million, or 9.0% of total assets. As of the 2001 year-end, total current assets were $5.23 million, the lowest over the analyzed period. Cash and equivalents averaged $2.64 million between October 31, 2001, and October 31, 2004. M&E considers "all checking accounts, cash funds and highly liquid debt instruments with a maturity of less than three months at the date of purchase to be cash equivalents." According to the Company's most recent 10-K, all cash is principally on deposit with four banks. Inventories represented an average of 2.4% of total assets over the entire analyzed period. The Company's inventory is mainly comprised of food and beverages. M&E utilized the first-in, first-out ("FIFO") method to account for its inventory. Between the 2001 fiscal year-end and the 2004 fiscal year-end, M&E's total current assets averaged 9.3% of total assets, which was slightly higher than the Company's 2004 year-end percentage of 9.0%. The nine publicly traded guideline companies had current asset percentages that ranged from 5.1% to 29.3% for the most recently reported four quarters.3 The industry average, according to Integra, amounted to 13.2% of total assets at the 2003 year-end. Overall, the Company held fewer current assets (as a percentage) as compared to the industry. This suggests that a lower percentage of M&E's assets were current and generally less liquid.

      Net property, plant and equipment (PPE) was at a period high of $55.35 million as of October 31, 2004. M&E's net PPE increased over the historical period analyzed (by approximately $12.55 million). M&E's PPE remained fairly steady as a percentage of total assets, averaging 77.2% of total assets between fiscal 2001 and fiscal 2004. The publicly traded guideline companies held approximately 72% of total assets as PPE, whereas Integra indicated a slightly lower percentage at 60.7% for the 2003 year-end.

      As illustrated in the graph below, the Company's net PPE, as a percentage of revenues, was at a period high of 31.4% as of October 31, 2002. The Company's PPE to revenues percentage has remained materially constant since October 2001. This trend suggests that increases in assets moved in proportion to increases in revenues (and vice versa). Integra indicated that the net fixed assets (PPE) to total revenues percentage for an SIC #5812 business was 32.6% at the 2003 year-end. The publicly traded guideline companies revealed a range between 30.5% and 72.7% of PPE to total revenues. As the financial data indicated, the smaller the guideline company (in terms of size, growth, etc.), the smaller the PPE to revenues percentage. Therefore, M&E's PPE to revenues percentage does not seem to be out of line with the industry due to the fact that M&E falls at the bottom of the size spectrum when compared to the guideline companies.

----------------------
3 Average current assets to total assets was 13.0% for all nine publicly traded guideline companies as of the 2004 year-end.

                   [BAR CHART - Net PPE (as a % of Revenue)]

            2001               2002              2003               2004
            ----               ----              ----               ----
            30.3%              31.4%             28.2%              30.3%

      Current liabilities amounted to a period high (on a dollar basis) of $16.00 million, or 22.5% of total assets, as of October 31, 2004. As of the 2001 fiscal year-end current liabilities represented a period low at $13.50 million. The bulk of the Company's current liabilities over the historical period have been accounts payable, which averaged $10.91 million. The remainder of M&E's current liabilities featured the current portion of long-term obligations.

      M&E has historically financed operations with cash flow and debt. The Company's debt instruments include a revolving credit agreement, an amended term loan and capital leases. In addition, M&E's total long-term debt obligations consists of deferred gains on sale/leaseback, deferred lease incentives, accrued rent, an interest rate protection agreement and a deferred compensation plan.

      M&E has a revolving credit agreement in the amount of $15.00 million. In late 2003, the Company amended the credit agreement to include an additional term loan of $6.00 million. The payments associated with this loan amount to $125,000 per month plus interest for the four years encompassing December 31, 2003 through December 31, 2007. On the first day of fiscal 2004 (October 27, 2003), M&E utilized the loan proceeds to purchased approximately $6.40 million of previously leased equipment. Concurrently, the purchase of the equipment reduced equipment expense by nearly $2.40 million and increased both depreciation and interest expense a total of approximately $1.70 million in 2004.

      The Company also has a credit agreement with a bank, which was amended in April of 2002 ("amended term loan") and allows M&E to borrow on a term loan with an original principal amount of $23.00 million. As it stands, the Company pays $600,000 plus interest per month until May of 2006. If M&E chooses to extend the loan the payments will continue; otherwise the balance on the loan is due within five years. Beginning with the 2004 fiscal year (starting October 31, 2003), M&E was required to make additional payments, not to exceed $500,000, to reduce principal balances if and only if certain net income requirements were met. The Company made no additional cash flow payments in 2003 or 2004. Both the credit agreement and the amended term loan bear interest at a variable quarterly rate determined by the prime rate or LIBOR based on a ratio of the Company's indebtedness to

      EBITDA. In addition, the agreement required M&E to enter into an interest rate protection agreement ($20.00 million). The Company has to pay a quarterly fee for the unused portion of the commitment in addition to an annual agency fee. As noted in M&E's Annual Report, all of the Company's assets collateralize the credit agreement, and M&E must maintain certain financial ratios in order to satisfy the covenants of the agreement.

      As previously mentioned, the Company entered into a $20.00 million interest rate protection agreement, which manages M&E's exposure to fluctuating cash flows as related to variable interest rate changes. The Company's agreement with a bank acts as a cash flow hedge, whereby M&E pays the bank a quarterly fixed rate and receives a quarterly variable rate payment that is based on LIBOR. As of the 2004 year-end, the protection agreement had a total fair value of approximately $313,000. It should be noted that the Company does not feel it will encounter credit risk exposure due to the fact that the interest rate protection agreement is with a bank.

      A portion of M&E's long-term obligations consists of capital leases. The Company leases many pieces of land and buildings that are used in restaurant operations under a variety of long-term capital and operating lease agreements. The initial lease terms range from 5 to 35 years and expire between 2004 and 2025. All of the leases include additional renewal rights. In addition to rent, several of the leases include rent based on percentages of the particular restaurant's gross revenue. The Company also uses capital and operating leases for vehicles and equipment that are used in restaurant operations. As they relate to vehicles and equipment, the lease terms range from two to six years.

      In each of the years between 2001 and 2003, M&E entered into sale-leaseback agreements with regard to the land, buildings, fixtures and improvements at 11 restaurant locations. At each of these locations the Company leases back the restaurant sites over 20-year periods. According to Management, these transactions did not result in a significant gain or loss for M&E.

      Due to the fact that the Company's debt structure includes a diverse array of instruments, M&E is able to steadily grow operations. Overall, the Company's long-term obligations have increased by nearly $8.83 million over the course of the analyzed period. The increase is mainly attributed to the growth of the Company and the yearly addition of M&E restaurant sites.

                       [BAR CHART - Liabilities - Equity]

                  2001        2002      2003       2004
                  -----       -----     -----      -----
Equity            16.8%       18.3%     19.7%      19.8%
Liabilities       83.2%       81.7%     80.3%      80.2%

      Total stockholders' equity was at a period high (on a dollar amount) as of October 31, 2004, of $14.06 million. Stockholders' equity increased from the start of the period to the end, growing by nearly $4.85 million. The increase in total stockholders' equity was mainly due to increases in retained earnings. Additional paid-in-capital increased by $319,000 between October 31, 2003 and 2004.

      INCOME STATEMENT: (HISTORICAL: EXHIBITS A - 3 & A - 4 AND
        NORMALIZED: EXHIBITS A - 5 THRU A - 7)

      M&E's revenue increased to $182.96 million for the year ended October 31, 2004, up 9.5% from fiscal 2003 when total revenues amounted to $167.08 million. The increase in 2004 was the result of several determinants including the opening of five restaurants during the year, the opening of six restaurants the previous year (2003), a significant increase in franchise fees and royalties, and one additional week in fiscal 2004. If the extra week of 2004 were to be excluded, M&E's revenues still increased by 7.3%. Overall, the increases in 2004 offset a decline in revenues at restaurants open 18 months or longer. The Company's revenues increased by approximately $15.09 million between 2002 and 2003. According to M&E's Management, the 2003 revenue increase was the result of the opening of six restaurants in both 2003 and 2002, and a significant increase in franchise fees and royalties during 2003. Again, the 2003 revenue increase offset a slight decline in revenues at restaurants that have been open for 18 months or more. Revenues have increased over the last four years at a compounded rate of 9.0% due to the opening of four to six stores per year in addition to increased menu prices. However, same-store sales have dropped in the past two years. Management for the Company cites two major events in 2003, including a Valentine's Day snowstorm and a blackout in August that hit the Northeast that negatively impacted same-store sales. In addition, the poor economic conditions, the Iraqi war and the rising cost of gasoline and utilities have also played a part in the decline of same-store sales.

      It is important to note that the Company recognizes revenue from restaurant sales when food and beverage products are sold. Revenues from new franchises are typically recognized when the franchise begins operations. As it relates to royalties from franchisees, M&E recognizes revenues in the period in which the sales occur.

                        [BAR CHART - Revenue (in 000s)]

                     2001           2002          2003         2004
                  ---------      ---------     ---------    ---------
                  $ 141,088      $ 151,991     $ 167,083    $ 182,959

      The Company's cost of revenues (COR) totaled $165.03 million, or 90.2% of total revenue for the year ended October 31, 2004. COR amounted to 89.1% of revenue for the 2003 year-end. The increase was the result of higher dairy costs and rising beef & chicken prices. During 2004, M&E added $550,000 and $600,000 to COR for increased dairy and beef & chicken prices, respectively. It should be noted that the increases in COR have offset 2-3% menu price increases in each of the previous two years. Due to the increased dairy, beef and chicken prices, M&E has actively searched for fixed contracts for certain menu items. In the last quarter of 2004, the Company entered into a contract to purchase chicken at a fixed cost.

      The Company experienced an increase in payroll and benefits between 2002 and 2003. As reported by M&E, health insurance and workers' compensation insurance costs are the two main reasons that payroll and health benefits rose in 2003. It should be noted that payroll and benefits decreased between 2003 and 2004 due to lower health insurance expenses, which resulted from changing the Company's health plan. M&E anticipates lower benefits in the future because of increased employer contribution levels for health insurance, as well as self-funding for Ohio Workers' Compensation.

      Other operating costs associated with M&E, such as carry-out and paper supplies, natural gas, advertising, electric and restaurant operating supplies increased over the previous two years. Carry-out sales grew in the past several years, which accounts for the higher supplies needed. Other expenses increased as operations increased. It is important to note that these operating expenses offset an $800,000 savings in occupancy costs, which was related to the aforementioned purchase of leased equipment.

      COR averaged 88.8% of revenue over the entire period analyzed. Results for M&E's COR, as a percentage of revenues, over the course of the entire historical period were inferior when compared to industry benchmarks. According to Integra, like-sized companies within the industry averaged COR totaling 53.6% of revenue in 2003. (4) However, the significant difference in percentages may be the result of classification issues. As compared to the publicly traded guideline companies, M&E's margin percentage was much more similar. For the most recent four quarters, the average COR percentage of revenues for the nine public companies amounted to 79.4%. This figure is less than M&E's most recent percentage of 90.2%. However, the Company's COR percentage falls within the range of the nine publicly held companies (57.4% - 93.7%).

               [BAR CHART - Cost of Revenues (as a % of Revenue)]

                   2001          2002          2003         2004
                  -----         -----         -----        -----
                   88.4%         87.3%         89.1%        90.2%

      The following information is based on the Company's normalized statements. Normalizations were discussed in the previous section. GBQ believes that it is beneficial to reference adjusted statements in order to make accurate industry comparisons.

      The Company's adjusted operating expenses of $14.81 million for the year ended October 31, 2004, represented 8.1% of total revenue. This dollar amount was slightly higher than 2003 when adjusted operating expenses were $13.94 million, or 8.3% of revenue. Altogether, adjusted operating expenses averaged 8.1% of revenue. Once again, Integra results differed considerably from the Company. In terms of operating expenses, M&E's were much lower than industry results as offered by Integra (42.7% at the 2003 year-end). Classification differences may again account for the variation between M&E and the industry. In contrast, the Company's COR results fell in line with those of the publicly traded companies. The COR average for the nine publicly traded companies amounted to 9.3% and the median was 6.7% for the most recent four quarters.

------------------
(4) As adjusted to Correspond with M&E

        [BAR CHART - Normalized Operating Expenses (as a % of Revenue)]

                   2001          2002          2003         2004
                   ----          ----          ----         ----
                    7.7%          8.4%          8.3%         8.1%

      Income from operations measures the amount of revenues available to cover expenses beyond operating and to contribute toward profits. For the year ended October 31, 2003, the Company's unadjusted income from operations amounted to $3.17 million, or 1.9% of total revenues. This indicated that approximately $.019 of every M&E revenue dollar was available for expenses beyond operating or for contributions toward profits. However, on an adjusted basis, M&E's income from operations was higher at the 2003 year-end ($4.34 million, or 2.6% of revenues). The Company's income from operations (unadjusted and adjusted) dropped from the start of the analyzed period to the end due to margin pressure from increased COR (including commodity prices, benefits and workers' compensation).

      M&E's adjusted earnings before taxes were at a period low of $963,000 for the year ended October 31, 2004. The Company's adjusted earnings before taxes figure of $4.50 million in 2002 represented the best result for the Company over the entire historical period. As noted in the graph below, the Company's profitability (as measured by earnings before taxes) spiked in 2002 and steadily declined thereafter. When compared to results from the nine publicly traded guideline companies, M&E's pre-tax income percentage is at the lower end of the range.(5) On the other hand, Integra information indicated that the average company within SIC #5812 had pre-tax income of 0.5% as of the 2003 year-end, which was in line with M&E's most recent pre-tax figure.

--------------------
5 The pre-tax income percentage for the nine publicly traded guideline companies for the most recent four quarters ranged between a loss of (1.1)% and income of 16.8%. the median for the companies amounted to 7.2% and the mean was 8.0%.

          [BAR CHART - Normalized Pre-Tax Income (as a % of Revenue)]

                   2001          2002          2003          2004
                   ----          ----          ----          ----
                   2.1%          3.0%          1.6%          0.5%

      KEY RATIOS (EXHIBIT A - 8)

      A ratio analysis was performed on M&E's financial statements for the entire analyzed period. Key ratios were selected in the areas of growth, profitability, leverage, liquidity and activity (sometimes referred to as turnover or utilization). As previously mentioned, certain figures included below will be identified as being on a normalized (or adjusted) basis. A narrative of all normalization adjustments was previously discussed.

      The Company's revenue improved at a four-year compound rate of 9.0% from 2001 to 2004. Profitability was also measured by movement in EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company's adjusted EBIT moved from a period high of $5.53 million at the 2001 year-end to a period low of $3.12 million at the 2004 year-end. On the other hand, M&E's adjusted EBITDA increased by $397,000 from the start of the analyzed period to the end. The rise in adjusted EBITDA was due to increased depreciation and amortization. On an adjusted basis, the Company's revenue and EBITDA measures were stronger at the end of the historical period.

                       [BAR CHART - Normalized (in 000s)]

                    2001           2002          2003         2004
                  --------       --------      --------     --------
EBIT              $  5,534       $  6,584      $  4,340     $  3,117
EBITDA            $ 10,939       $ 12,243      $ 10,704     $ 11,336

      Profitability ratios reflect the returns earned by the Company and aide in evaluating management performance. M&E's adjusted EBIT to revenues figure for the year ended October 31, 2004, amounted to a period low of 1.7%. Overall, the adjusted EBIT to revenues figure indicated that the Company's profitability dropped throughout the analyzed period. Similarly, M&E's adjusted EBITDA to revenues ratio was at a period low at the 2004 year-end of 6.2%. Statistics from the nine publicly traded guideline companies indicated average EBIT to revenue and EBITDA to revenue percentages of 8.15% and 13.23%, respectively, for the most recent fiscal year-end. Integra information relates that EBIT to revenues and EBITDA to revenues for the SIC #5812 businesses in their survey were 2.8% and 8.1%, respectively. M&E's profitability, as it relates to these particular ratios, does not measure up to either of the industry standards.

           [BAR CHART - EBIT/EBITDA Normalized (as a % of Revenue)]

                   2001         2002        2003       2004
                  ------       ------      ------     ------
EBIT               3.9%         4.3%        2.6%       1.7%
EBITDA             7.8%         8.1%        6.4%       6.2%

      Return on equity (ROE) measures the profitability of the company's operations to owners. The Company's adjusted ROE for 2004 deteriorated from 2003 results. M&E's adjusted ROE was at its highest point in 2002 (28.5%). The Company's ROE dropped in 2004 to a period low of 4.8% due to decreased earnings. Data for the industry, according to Integra, indicated that companies within SIC #5812 had an after-tax ROE of 1.3% at the 2003 year-end. However, the median ROE for the nine publicly traded guideline companies amounted to 9.8% for the most recent fiscal year-end. Overall, the Company's adjusted ROE indicated that profitability declined from the start of the analyzed period and was lower than publicly-traded guideline companies.

      Return on assets (ROA) is another measure of profitability, which gives the return on investment (total assets). Compared to the industry (Integra) 2003 after-tax average of 0.6%, M&E's adjusted ROA was higher at 2.8% for the 2003 fiscal year. The Company's adjusted ROA fell to 0.9% in 2004. Again, the average profitability measure (ROA) for the nine publicly traded companies was higher than M&E's ROA, at 6.9%, for the most recent fiscal year-end. The Company's ROE and ROA measures were higher than those offered by Integra and lower than the average of the nine publicly traded companies.

      Leverage ratios measure how much debt the Company has outstanding. Highly leveraged companies are more vulnerable to business downturns and therefore, have an increased element of risk. The Company carried a substantial amount of debt as of the Valuation Date. All told, debt amounted to 68.9% of invested capital(6) (book basis) as of October 31, 2004. The 2003 Integra industry average ratio was 44.1% interest-bearing debt to total invested capital, on a book basis. Overall, the nine publicly traded guideline companies held less debt than both M&E and those companies surveyed by Integra. The mean and median debt to total invested capital (on book basis) for the publicly traded companies were 24.4% and 7.3%, respectively, for the most recent fiscal year-end. The range of the public companies fell between 0% and 64%.

      The 2003 Integra average of total assets to equity amounted to 2.11, which was lower than the Company's 2003 ratio of 5.07 and higher than the average of the nine publicly traded guideline companies at 1.72. Assets to equity ratios measure how leveraged a company is as of certain date. A high ratio is typically indicative of a highly leveraged business.

                          [BAR CHART - Assets/Equity]

                    2001           2002          2003         2004
                  --------       --------      --------     --------
                    5.97           5.46          5.07         5.06


      Liquidity ratios indicate the ability of the Company to meet current obligations as they come due. The current ratio is a measure of the Company's current assets over its current liabilities. A current ratio greater than one means that current assets, which are expected to be converted into cash in the near term, adequately cover current obligations. A current ratio less than one means that current obligations are greater than potential cash available to pay them. When the company's current ratio is lower than that of the industry, as is the case with M&E, it means that the company is in an inferior position to pay off its current obligations than the industry as a whole. The Company's current ratio was 0.44 as of

----------
(6) Invested capital equals stockholders' equity plus interest-bearing debt that is part of the Company's long-term capital structure. Total invested capital is often measured on the basis of market value; however, book value may also be relevant.

      October 31, 2003 (0.40 in 2004). This was lower than the 2003 Integra average of 0.78 and the average of the public companies of 1.06. However, in light of past working capital levels, the Company should be able to pay off current obligations as they come due. M&E's current ratio averaged
      0.41 over the historical period analyzed.

                                   [BAR CHART]

                    2001           2002          2003         2004
                  --------       --------      --------     --------
Current Ratio       0.39            0.41          0.44         0.40
Quick Ratio         0.21            0.28          0.28         0.14

      The quick ratio is a measure of only the liquid current assets (cash, marketable securities, and accounts receivable) over its current liabilities. It is considered a more accurate test of a company's ability to pay its current liabilities than the current ratio because only the most liquid current assets are included in the numerator. Current assets such as inventories and prepaid assets that may not be as readily convertible into cash as marketable securities or receivables are omitted. A quick ratio greater than one indicates that a company has the ability to pay its current obligations with current liquid assets. A quick ratio less than one indicates that there are not adequate liquid assets to cover current obligations. When the company's quick ratio is greater than that of the industry, it means that the company is in a better position to pay off its current obligations with highly liquid assets than the industry as a whole. The quick ratio for the industry, according to Integra, was 0.45 as of December 31, 2003. M&E's quick ratio as of the 2003 year-end amounted to 0.28 (0.14 as of October 31, 2004). The publicly traded guideline companies had a median quick ratio of 0.38 for the most recent fiscal year-end. Overall, M&E's quick ratio fluctuated throughout the historical period. These ratios indicated that the Company was less liquid than the industry at the end of the analyzed period.

      Activity ratios measure how effectively the Company is utilizing its assets. Working capital amounted to (5.2)% of revenue for year ended October 31, 2004. For fiscal year 2003, working capital amounted to (4.6)% of revenue. As indicated in the graph below, working capital remained negative over the course of the analyzed period. On the whole, M&E's working capital averaged (5.3)% of total revenues between 2001 and 2004. This ratio indicates that the Company does not need to have an abundance of cash on hand to maintain revenue levels. M&E's adjusted working capital (as a percentage of revenue) also remained negative between 2001 and 2004. The adjusted working capital figure removes the Company's current portion of long-term obligations. The concept of adjusted working capital is similar to the concept of the working capital requirement. The idea is that a company's working capital represents those requirements needed to sustain operations, whereas the liquidity balance is how those needs are financed under a matching methodology (long-term requirements with long-term capital and short-term requirements with short-term capital).

               [BAR CHART - Working Capital (as a % of Revenue)]

                              2001           2002          2003         2004
                            --------       --------      --------     --------
Working Capital               -5.9%          -5.3%         -4.6%        -5.2%
Adjusted Working Capital      -3.1%          -3.7%         -3.0%        -3.0%

      FINANCIAL ANALYSIS - SUMMARY

      On the whole, M&E had a relatively leveraged balance sheet as of October 31, 2004. The Company's liquidity measures were lower than industry figures, as indicated by Integra and publicly traded guideline companies. Recent profitability results have been marginal at best. M&E's revenues and margins ought to improve as the economy begins picking up steam, as the prices of commodities/supplies comes back down, as more corporate and franchise stores open, and as peoples diets move away from the low-carb craze. These are several of the many factors that contribute to the success of the restaurant industry. Overall, M&E's financial position, in terms of growth, profitability, leverage and liquidity, is weaker than the average of the publicly traded guideline companies, yet the Company falls within the high-low range.

VALUATION METHODOLOGY

      In order to arrive at an indication of value, three fundamental and traditional approaches must be considered - the market, income and cost approaches. The selection of one or more methods depends on the facts and circumstances of the valuation. Below is a summary of the three approaches.

      The MARKET APPROACH relies on the principle of substitution, whereby a "prudent buyer would pay no more for a property than it would cost to acquire a substitute property with the same utility." In other words, the market approach estimates value through analysis of recent sales of publicly traded companies or sales transactions of private entities. When valuing the stock of privately held companies by relating them to publicly traded companies, a comparison is first made between the publicly traded stock of firms in a similar line of business and the subject company. In selecting the guideline companies, consideration is then given to the size, growth, financial condition and operating performance, among other factors, of both the selected company and the subject company. Multiples concerning the total capitalization of the publicly traded guideline stock to various financial measures are then developed. Finally, these multiples are applied to the corresponding financial measures of the subject company to determine an indicated value of its stock. Due to the fact that observed transactions in public markets represent minority interests, the publicly traded guideline company method is generally considered to produce a minority value. However, because of the tight cost controls, "overpriced" stocks via industry consolidation and other idiosyncrasies observed in the market, the publicly traded guideline company method is argued to be more indicative of a control value given certain conditions. These issues regarding control vs. minority value will be discussed in greater detail later in the Valuation. When using market transactions of privately held entities, the market approach determines value through the analysis of actual purchases/sales of similar companies. Under this scenario, a comparison is made between the subject company and purchases/sales of privately held entities. The acquired company guideline method generates a control value.

      The INCOME APPROACH can be based either: (1) the capitalization of the historical earnings of the business or, (2) the present value of the future earnings or cash flow expected to be generated by the business. If the historical earnings are used, the value may be based upon the most recent fiscal year's earnings or an average (possibly weighted) of earnings for an appropriate historical timeframe. The earnings are then capitalized at a rate commensurate with the degree of risk associated with investing in the business. If the discounted future earnings method is used, earnings or cash flow projections for a future period are discounted at a rate commensurate with the degree of risk associated with investing in the business. A residual or terminal value is also added to the present value of the earnings or cash flow to quantify the value of the subject company beyond the projection period. The income approach to valuation can generate either a control or a minority value depending on the treatment of the income stream. If the income stream is normalized (adjusted for prerogatives of control) this approach generates a control value, if the income stream is not normalized, a minority value is derived.

      The COST APPROACH is predicated on the assumption that a prudent buyer would pay no more for a business than it would to purchase the components of the business at current market prices. This approach requires estimating the individual market values of the subject company's assets and liabilities to derive an adjusted equity value. The cost approach is generally relied upon if the subject company's value depends heavily on the value of its tangible assets (such as a real estate holding company or investment company) and there is or no value added to its products or services from labor or intangible assets. This method is also used for a company that has no established earnings history or a questionable ability to continue as a going concern. Generally, in the case of operating companies, the cost approach is reserved for control valuations only. The theory being that minority shareholder cannot force liquidation.

VALUATION OF THE COMPANY

      Although each of the aforementioned approaches may be used to determine an indication of value, the appropriateness of a particular approach varies with the type of business being valued. GBQ selected the income approach and the market approach as the most appropriate methods for valuing M&E. GBQ believes that the Company's future cash flow potential in addition to current market multiples are the best variables to consider when valuing M&E.

      In the publicly-traded guideline company method, value was estimated by the use of multiples developed from the market prices of companies in a similar industry as M&E. The restaurant (casual dining) industry is large and is represented in the public markets; moreover, several of these public companies that exist in the industry have a similar product/service base. The stocks of these companies are actively traded in a free and open market, specifically the New York Stock Exchange and NASDAQ markets. Although there are no two companies that are exactly alike, guideline companies are selected which are engaged in a similar line of business.

      GBQ did consider the acquired guideline company method in valuing the subject interest in M&E. However, in searching Pratt Stats, a proprietary database on business sales, there was only one current transaction (2004) involving a comparably sized company (revenue over $100 million) within SIC #5812. Therefore, due to the lack of data for the industry, the acquired guideline method was not used.

      The cost approach was considered but not selected because the Company is being valued on a going concern basis. Regardless of the applicability of the cost approach, the presumed liquidation value of M&E would not exceed indicated values of other methods. As a result, the net asset value of the business is rather inconsequential.

      INCOME APPROACH (EXHIBITS B - 1 THROUGH B - 3).

      The discounted cash flow ("DCF") method is based on the theory that the total value of a business is the present value of its projected future cash flows, plus the present value of the terminal value. GBQ believes the DCF method is an appropriate method to use in determining the value of M&E.

      The DCF analysis, when used to value control positions, estimates the future cash flows that would be available to controlling shareholders as generated by normal operations. In order to reasonably and accurately project the Company's future cash flows, a thorough review of the Company's historical financial statements and detailed discussions with Management must be completed. The projections used in the DCF model are as follows.

      DCF Assumptions. The assumptions underlying the cash flow projections for M&E are summarized in EXHIBIT B - 2. These assumptions are formulated using forecasts from Management and a detailed historical financial statement review. The projections are for the years ended October 31, 2005
      - 2009. Due to the Company's October fiscal year end, from a presentation standpoint, it is best to project cash flows ending October 31. From a theoretical standpoint, it would be more representative to project cash flows for the years ending December 31. Regardless of which option is selected, the difference between the two dates is immaterial.

      For presentation reasons, cash flows were projected for the years ended October 31.

      Management provided GBQ with two scenarios regarding future operations. The primary driver between the different scenarios pertained mostly to assumptions about the Company's profitability. M&E plans to add three restaurants in the next two years and at least three/four new restaurants in every year thereafter. More than four restaurants will be added if the Company improves profit margins. For the purposes of this Valuation, GBQ has assumed growth of three restaurants in the first two projected years, four new restaurants in 2007 and 2008, and five new restaurants in 2009. Based on a growth rate of approximately 2.0% in historical revenue per restaurant results, revenue projections for the entire Company were developed. All told, revenue is projected to grow by 4.7% in 2005, 5.9% in 2006, 6.9% in 2007, 6.1% in 2008, and 7.2% in 2009.

      Due primarily to the high cost of beef and chicken over the last two years, the Company's gross profit margin has declined to 9.8% (2004). As exhibited in 2002, M&E has regularly achieved gross profit margins in the 12% range. As of the Valuation Date, Management started to hedge risks associated with chicken costs by locking in at a price per pound. According Mr. Niegsch, the Company will look to renegotiate the current contract at an even lower rate given downward movement in prices. Given the recent measures taken by the Company to lower the cost of sales, Management believes gross profit margins will improve to historical levels. As a result, costs associated directly with revenues are projected to decline from 88.7% in 2005 to 88.0% by 2008.

      Using forecasts from Management, GBQ has established operating expenses (as a percentage of revenue) that correspond to an appropriate margin analysis of the Company. Operating expenses have remained fairly steady (as a percentage of revenue) over the analyzed period, averaging 8.1% of total revenue. Management expects operating expenses to increase at rates consistent with revenue projections. As a result, operating expenses are projected to total 8.3% of revenue in 2005 and 8.0% of revenue for every year thereafter.

      M&E operates as a C-Corporation, meaning that all income is taxed at the corporate level. Based on industry data, the average publicly-traded restaurant business operates with an effective tax rate of 35%. This rate has been applied to M&E's cash flow in every year of the projected period. In recent history, the Company has operated with an effective tax rate of approximately 25%. Given the projected profits, GBQ believes the industry rate of 35% is more indicative of future operations. As previously discussed, the applied rate is higher than the Company's historical tax rate; however, given the projected earnings, GBQ believes that it is more representative of the Company's earnings potential to use a rate of 35%.

      Depreciation is projected to exceed capital expenditures in the next two years based on the set-in-place growth plans by Management. Following 2006, capital expenditures are projected to exceed depreciation as a result of the forecasted restaurant additions detailed earlier. Schedules from Management were used to determine capital expenditure requirements for new and existing restaurants and depreciation expenses per restaurant.

      It is important to note that GBQ has reduced the projected cash flows for additional working capital requirements. Given the Company's working capital situation as of the Valuation Date, GBQ's believes that M&E will require additional capital throughout the projected period. The annual adjustment (3.5%) is based on the Company's historical working capital (including adjusted(7)) to revenue ratios.

      Due to the scope of the valuation, it is assumed that a controlling shareholder would have the ability to influence the capital structure of the business. Consequently, changes in debt positions are not included in the projected cash flows and the cash flow stream is discounted back to present value using a rate of return (or discount rate) required by both equity and debt holders (weighted average cost of capital). Since the projected cash flow stream represents a benefit stream available to a controlling shareholder, the DCF model results in net cash flows to invested capital on a control basis.

      Discount Rate Calculation. Once the "type" and amount of earnings/income have been established, an appropriate capitalization/discount rate must be determined. This rate is then applied to the amount of earnings that have been calculated in order to determine the present value of the specific company. Selecting the appropriate capitalization/discount rate is one of the most difficult steps in valuing a business. No single method is the appropriate for every situation.

      An equity or debt interest in a closely held business should be considered an investment on which the holder will expect a return. Investors will only hold a security if the expected return attached to the investment is high enough to justify the risk. The capitalization or discount rate is, in actuality, the "yield" that a business investment would produce. The yield is comprised of two components, the safe (risk-free) rate of return and an additional factor of compensation for the relative degree of increased or decreased risk inherent in the investment. There are two primary criteria for the determination of capitalization or discount rates to be used when valuing a closely held business:

            1. The capitalization or discount rate must be essentially the same as the rate of return (yield) that is currently being offered to attract capital or investment to the type of business that is being valued.

            2. The capitalization or discount rate must be consistent with the type of earnings that are to be capitalized or discounted.

      It is important to note that capitalization and discount rates, though similar, are appropriate in differing situations. Capitalization rates are used as a divisor (or multiplier) to convert a defined stream of income to a present indicated value. A discount rate is used to convert a series of future income amounts into their present value.

----------
7 Current portion of long obligations removed.

      Due to the fact that cash flows were forecasted with payments to debt holders removed, the subject cash flows must be discounted to the present value using an appropriate total capital discount rate. This includes separate required rates of return for both equity and debt holders. The respective rates of return are then weighted. The resulting calculated discount rate is commonly referred to as a company's weighted average cost of capital ("WACC"). Due to the fact that it is weighted, it is essentially representative of both the return to debt holders and equity holders. The first step in calculating M&E's WACC is to determine the Company's equity discount rate.

      COST OF EQUITY

         1. Capital Asset Pricing Model (CAPM) - CAPM, by definition, is an "equilibrium asset pricing theory that shows that equilibrium rates of expected return on all risky assets are a function of their co-variance with the market portfolio". This method for determining a discount rate is based on the theory that investors in risky assets require a rate of return above a risk free rate as compensation for the risk associated with holding that investment. Specifically, the formula for CAPM is as follows:

                     k(e) = r(f) + ERP + r(s) + r(i) + r(c)

            Where:

            k(e) = cost of equity
            r(f) = risk-free rate
            (beta) = beta
            r(m) = market premium
            r(s) = size premium
            r(c) = other risk factors

                 - Risk free rate of return - Generally GBQ utilizes the 20-year U.S. Treasury Bond Yield as of the Valuation Date. This debt instrument is considered risk free and is a long-term investment.

                 - Market Risk Premium - This premium represents the extra return that a willing investor would expect to receive over that of the intermediate-term treasury security. This premium is based on large equity securities included in the S&P 500 from 1926 through the 2002. Specifically, GBQ utilizes an adjusted premium from Stocks, Bonds, Bills, and
                    Inflation: 2004 Yearbook (Valuation Edition) (SBBI Yearbook) published by Ibbotson Associates. The premium in the SBBI Yearbook is presented as 7.2%. However, Roger Ibbotson and Peng Chen, whom contribute to the aforementioned calculated premium, concluded in a 2003 study that current estimates place the equity risk premium at approximately 1.25% below this rate. This "new" estimate is due to a change in assumptions regarding holding periods. The 7.2% premium is based on a single year holding period, which is somewhat unrepresentative of typical investor patterns. The newer estimates are based on two year holding periods. Accordingly, GBQ utilizes 6.00% for a general market risk premium in all valuations.(8) As noted in the formula above, this premium must be adjusted for a, or Beta (discussed below). GBQ utilized reports from E*trade.com (reviewed for accuracy) for the nine publicly traded guideline companies in order to calculate an appropriate market beta for M&E. This calculation is provided on EXHIBIT B - 3.

                 - Size Premium - This premium is the extra return that a willing investor would expect to receive over the large equity security by investing in smaller equity securities in the public markets. The equity and size premiums are measures of systematic risk. The systematic risk is the uncertainty of future returns because of the sensitivity of the return to the public markets as a whole. GBQ utilizes a study published by Ibbotson & Associates for this premium.

                 - "Other" (Company) Risk Premium - This premium measures unsystematic risk. The risk measures the uncertainty of returns arising from other factors, including characteristics associated specifically with the company. Diversification is the tool used to eliminate unsystematic risk in portfolio theory; however, closely held business investments are very concentrated. This premium is very subjective leading to varying opinions amongst the valuation community. The major factors considered in selecting this premium includes primarily qualitative analysis of the business with respect to the following:

                       -  Management depth

                       -  Importance of key personnel

                       -  Product diversification

                       -  Customer base diversification

                       -  Geographic diversification

                       -  Market position/share

                       -  Financial structure

                       -  Stability of earnings

                       -  Management's forecasts (aggressive vs. conservative)

            The CAPM calculation makes several assumptions including: investors are risk averse; rational investors seek to hold portfolios which are fully diversified; all investors have identical holding periods; all investors have the same expectations regarding expected rate of return, and how discount rates are generated; there are no transactions costs and that there are no taxes.

            In the actual calculation of CAPM, the key variable of the equation is a, or Beta. Beta is the measure of the volatility of the subject security as compared to the market. Due to the fact that M&E does have a comparable "market", an established beta for the Company's was available. Utilizing reports from E*Trade, a list of each guideline company and their respective beta is provided in EXHIBIT B - 3. The betas provided represent levered

----------
8 Notwithstandig adjustment for a market beta.

            betas, meaning that they are representative of each company's capital structure. Due to the fact that a different capital structure will be assigned later in the valuation, it is important for the levered betas to be unlevered and subsequently relevered using the new capital structure. The formula for converting a levered beta to an unlevered beta is as follows:

                    B(U) = B(L) / [1 + (1 - t)(W(d) / W(e))]

            Where:
            B(L) = Beta levered
            B(U) = Beta unlevered
            t = tax rate
            W(d) = Percent debt in the capital structure
            W(e) = Percent equity in the capital structure

            The unlevered beta must then be relevered with a capital structure consistent with weighting used in the calculation of the Company's weighted average cost of capital. For the purpose of this Valuation, a target capital structure of 56% equity/44% debt was used. The formula for converting an unlevered beta to a levered beta is as follows:

                    B(L) = B(U) * [1 + (1 - t)(W(d) / W(e))]

         2. Build-Up or Summation Method - The build-up method to calculating the cost of equity is unique to the valuation analyst and relies on historical data along with other inputs to make forecasts into the future. These estimates seek to define the expected return on an investment or security. The starting point is the return that an investor could receive without any inherent risk. Additional risks are added to this number as they relate to the specific company being valued. GBQ utilizes five steps in "building" a cost of equity or discount rate for a specific company. The formula is as follows:

                     k(e) = r(f) + ERP + r(s) + r(i) + r(c)

            Where:
            k(e) = cost of equity
            r(f) = risk-free rate
            ERP = equity risk (market) premium
            r(s) = size premium
            r(i) = industry premium
            r(c) = other risk factors

            At first glance, the formulas for the CAPM approach and the build-up approach toward calculating a company's cost of equity appear to be very similar; however, there are several differences. The primary difference is that CAPM features a beta-adjusted market premium. Additionally, all of the other risk factors that follow the adjusted market premium must take into account the components of beta. Due to the fact that size and industry specific risk is included in beta, these risk factors can differ between the CAPM approach and the build-up approach to estimating a company's cost of equity. When incorporating the build-up approach, GBQ utilizes a study from Ibbotson & Associates for the subject company's industry and size premiums. As noted above, both (industry and size premiums) are presented separately.(9)

      Due to the fact that publicly traded guideline companies were available, GBQ believes that it is more appropriate to use a CAPM approach to establishing the Company's cost of equity as opposed to a build-up approach. The calculation of the cost of equity was completed as follows:

Risk-free rate of return                                                4.85%
Market premium                                            6.00%
Relevered beta - rounded                                  0.45
                                                                        2.70%
                                                                       -----
   Average market return at valuation date                              7.55%

Risk premium for size                                                   6.34%
Other risk factors                                                      2.00%
                                                                       -----
   Cost of equity (Ke)                                                 15.89%
                                                                       =====

      COST OF DEBT

      Tax-affected interest rates based on the Company debt covenants, Baa rated bonds and discussions with Management regarding attainable rates were used for M&E's cost of debt. The interest rate is tax-affected because the Company's interest expense is tax deductible. With respect to M&E, the calculation is as follows:

Interest expense                   7.00%
Tax rate (T)                      35.00%
Kd = R x (1 - T)
Kd =                               4.55%
                                  =====

      WEIGHTED AVERAGE COST OF CAPITAL

      The weighting applied to both the cost of equity and the cost of debt is intended to be representative of a fixed capital structure that will be maintained for the duration of a company's existence. When determining the proper debt/equity weighting for a company's WACC, an assortment of appropriate approaches can be taken. A

----------
9 With the CAPM approach, industry risk is included in beta and the size premium is presented in excess of a CAPM market premium.

      company's own established capital structure, an industry average, or an optimal debt weighting can be utilized. Due to the fact that M&E is a public company and already maximizing the use of debt, GBQ believes it is more appropriate to use the Company's own capital structure.

      When using a company's own capital structure to form a WACC, it is important that the weighting used in the determination of a company's WACC matches the resulting calculated fair value of equity as a percentage of total invested capital in the Company. In other words, the weighting between the cost of equity and the cost of debt is intended to mirror the weighting between the calculated value of equity and the value of debt in the company (as a percent of total invested capital). For example, if the cost of equity is weighted by 80.0%, then the indicated value of equity in the subject company should roughly equal 80.0% of the total invested capital in the company. Since the value of equity in a company is dependent on an appropriate WACC, determining the proper weighting requires multiple trials (or iterations) in order to create the proper solution. After multiple trials with respect to M&E, the proper solution was determined to be a 56.0%/44.0%(10) weighting for both the cost of equity and the cost of debt.

      These respective percentages were applied to the two calculated rates as follows:

                                              WEIGHTED
              RATE          WEIGHT              TOTAL
             ------         ------            --------
Ke =         15.89%          56.0%               8.90%
Kd =          4.55%          44.0%               2.00%
                                              -------
                                                10.90%
                                              -------
                            Rounded             11.00%
                                              =======

      Application of Discount Rate and Terminal Value. Once the future benefit stream has been determined (DCF approach), the discount rate is applied to this stream in order to determine the Company's present value.

      In the case of M&E, the projected future after-tax cash flows were calculated for the years ended October 31, 2005 - 2009. The calculated after-tax cash flows were then multiplied by the present value factor according to the discount rate. The present value factor is calculated as follows:

                          *PVF = ((1/(1+d))/\(n-(1/2)))

      *In this formula, d is equal to the discount rate and n is equal to the projected year (1, 2, 3, 4, 5).

----------
10 The weighting conclusion was established from the resulting fair market value of equity and debt (including the effect on calculating a relevered beta for the Company's cost of equity discussed earlier).

      This formula represents a "mid-year" discounting convention. The "mid-year" discounting convention assumes that the cash flows occur somewhat evenly throughout the year. In the case of M&E, this is more appropriate than using the traditional discounting formula that assumes that all cash flows occur at year-end.

      Because these projections, and the DCF method in general, only take into consideration the next five years of operations, it is necessary to calculate the value of M&E on an on-going basis after the projection period. The terminal value is the present value associated with M&E assuming that operations will continue on to infinity.

      In order to calculate the Company terminal value, a sustainable terminal cash flow base must be established. For the purpose of calculating the Company's terminal cash flow, depreciation and capital expenditures were assumed to offset. Additionally, changes in working capital were removed. From a theoretical standpoint, factoring in such differences (as portrayed in the 2009 cash flow) in the terminal cash flow calculation implies unrealistic long-term assumptions. The adjusted terminal cash flows were then multiplied by a long-term growth rate of 3%.

      The terminal value is calculated by dividing the terminal cash flow by the discount rate less the Company's long-term projected growth rate. The reason for the removal of the long-term growth rate is to account for the cash flows that will be realized as long as the Company is in operation. As previously noted, inflation in the United States economy has averaged around 3.0% to 4.0%. Any growth rate above 3.0% to 4.0% would suggest that M&E would eventually be larger than the U.S. economy. Therefore, 3.0% is used for M&E's long-term growth rate.

      The present value of the Company's interim cash flows is then added to the terminal value in order to arrive at the present value of the future cash flows of M&E. As of the Valuation Date, the fair value of common stock in M&E (based on the income approach) was calculated as follows:

Present value of interim cash flows                $        18,516
Present value of residual                                   51,624
                                                   ---------------
Indicated value of invested capital                         70,140
Add: interest-bearing debt                                 (31,100)
                                                   ---------------
Indicated value of equity                          $        39,040
                                                   ===============

      EXHIBIT B - 1 presents the results of the income approach.

      MARKET APPROACH (EXHIBITS C - 1 THROUGH C - 5)

      Due to the fact that certain publicly traded guideline companies do exist, GBQ has utilized both the income and market approaches to value M&E. The findings of these two approaches will be weighted in order to determine the final indication of value.

      The market approach can be conducted with two types of data: (1) actual transactions of entire companies in the subject company's industry; and
      (2) sales of fractional interests (i.e. individual publicly traded shares) in the public markets.

      Acquired Guideline Company Method. Under the acquired guideline company method, it is necessary to identify transactions of companies or segments of companies similar to the subject company, for which terms are publicly available. However, the lack of publicly available transactions involving privately-held companies similar to M&E precluded GBQ from using the method to value the Company.

      Publicly Traded Guideline Company Method. GBQ completed a study of publicly traded companies operating in the same industry as M&E. This methodology utilizes multiples of publicly held, liquid, marketable securities of companies. The Internal Revenue Service states that this methodology is sound; however, they understand the cost and difficulties associated with completion of this method. The following is an excerpt from Revenue Ruling 59-60 concerning the market approach:

            As a generalization, the prices of stocks which are traded in volume in a free and active market by informed persons best reflect the consensus of the investing public as to what the future holds for the corporations and industries represented. When a stock is closely held, is traded infrequently, or is traded in an erratic market, some other measure of value must be used. In many instances, the next best measure may be found in the prices at which the stocks of companies engaged in the same or similar line of business are selling in a free and open market.

      GBQ searched the public markets for SIC code #5812 and related industries. Altogether, there was a significant amount of comparable companies similar to M&E. Through further analysis, GBQ identified a set of these companies that were most similar to M&E in terms of size and clientele base. This includes businesses that primarily offer a similar "dining experience" and have comparable "revenue per check" averages. Most of the selected guideline companies are direct competitors of M&E. Consequently, several important parallel comparisons can be drawn by analyzing M&E and the industry. Not only do the comparable companies (including M&E) compete for customers, they all compete for investors.

      The set included nine casual dining restaurant companies whose equity securities were traded on United States exchanges. A summary of the selected companies is included below:

      Applebee's International, Inc. Ticker - APPB - Applebee's restaurants are located in suburban shopping districts and shopping malls across the U.S. At September 26, 2004, there were 1,637 Applebee's Neighborhood Grill & Bar restaurants, operating in 49 states and nine foreign countries. Franchisees operated 1,224 units, and the company operated 413.

      Applebee's restaurants are designed as neighborhood establishments offering a selection of moderately priced food and beverage items appealing to families and adults. They feature a selection of entrees, including beef, chicken, pork, seafood and pasta items, as well as appetizers, salads, sandwiches, and desserts. The average check in company-owned markets is $10.00 to $10.50.

      Ruby Tuesday, Inc. Ticker - RI - Taking its name from a popular Rolling Stones song, the first Ruby Tuesday restaurant opened in Knoxville, TN, in 1972. RI continues to grow through the development of company-owned and franchised units. The chain includes restaurants in 42 states, Washington, DC, Puerto Rico, and 12 foreign countries. At August 31, 2004, the company owned and operated 491 restaurants, while U.S. franchisees and international franchisees operated 217 and 36 restaurants, respectively.

      Ruby Tuesday restaurants are casual, full-service restaurants that attempt to create a comfortable, nostalgic look and ambiance. Popular menu items include fajitas, baby-back ribs, chicken entrees, pasta entrees, soups, sandwiches, salad bar, and signature Tallcake desserts. Entree selections range in price from $6.49 to $16.99.

      RARE Hospitality International, Inc. Ticker - RARE - RARE Hospitality International functions as an operator and franchiser of 260 restaurants (as of October 20, 2004), including 211 LongHorn Steakhouse restaurants; 27 restaurants operated under the name Bugaboo Creek Steak House; 20 The Capital Grille restaurants; and two additional restaurants: Hemenway's Seafood Grille & Oyster Bar, and The Old Grist Mill Tavern.

      LongHorn Steakhouse restaurants, located throughout the eastern half of the U.S., are casual dining, full-service restaurants that serve lunch and dinner, offer full liquor service, and feature a menu consisting of steaks, salmon, shrimp, chicken, ribs, pork chops, and prime rib. Average weekly sales per unit were $52,570 in 2003.

      Lone Star Steakhouse and Saloon. Ticker - STAR - Lone Star Steakhouse & Saloon operates four distinct steakhouse restaurant concepts. Its primary concept is Lone Star Steakhouse & Saloon restaurants, in the mid-range price scale. As of February 23, 2004, there were 250 U.S. Lone Star Steakhouse & Saloon restaurants. The company also operates 20 Texas Land & Cattle Co., and two upscale steak restaurant concepts: Sullivan's Steakhouse (five units), and Del Frisco's (15). STAR also operates one Frankie's Italian Grille restaurant, a mid-priced restaurant, and licenses three Lone Star restaurants and one Del Frisco's. Internationally, the company licenses 13 Lone Star restaurants in Australia, and one in Guam.

      The Lone Star concept features a "Texas roadhouse" ambiance. A meat counter visible from the dining area lets customers view and personally select their steaks. The restaurants serve both lunch and dinner, with an average check per customer in 2003 of $12.00 at lunch and $19.00 at dinner.

      Red Robin Gourmet Burgers, Inc. Ticker - RRGB - Red Robin Gourmet Burgers, a public company since July 2002, is a casual dining restaurant chain that serves gourmet burgers. As of mid-March 2004, RRGB owned and operated 118 domestic restaurants, with an additional 107 restaurants operating as franchises in the U.S. and in two Canadian provinces.

      In addition to gourmet burgers, which accounted for 45% of total food sales in 2003, the company's restaurants serve an array of other food items designed to appeal to a broad group of guests, including salads, soups, appetizers, carnitas, fajitas, pastas and desserts. In 2003, the average check per person was about $10.00, including beverages.

      O Charleys, Inc. Ticker - CHUX - O'Charley's restaurants operates three stand-alone concepts, each run by separate management. As of December 2003, there were 206 O'Charley's restaurants in 16 states in the Southeast and Midwest; 87 "Ninety Nine" Restaurant & Pubs located throughout New England; and six Stoney River Legendary Steaks restaurants, in Georgia, Illinois, Kentucky and Tennessee.

      O'Charley's menu typically features about 45 items, including steaks, baby-back ribs, chicken, fresh seafood, salads, and their signature caramel pie. In 2003, the average check per customer, including beverages, was $11.60.

      BJ's Restaurants, Inc. Ticker - BJRI - BJ's Restaurants (formerly Chicago Pizza & Brewery) owns and operates about 30 restaurants in the western US (with two-thirds of the units in California) under the names BJ's Restaurant & Brewery, BJ's Pizza & Grill, and BJ's Restaurant & Brewhouse. The casual-dining eateries offer pizza, salad, sandwiches, and pasta.

      Total Entertainment, Inc. Ticker - TENT - Total Entertainment Restaurant operates a chain of more than 65 establishments in more than 20 states, doing business under the names "Fox and Hound" and "Bailey's." Its locations offer full bar and restaurant service, and banks of televisions showing a variety of sporting events. Its menu of standard American food includes barbecue, burgers, pizzas, and appetizers (Buffalo wings, fries, and onion rings).

      Main Street & Main Inc. Ticker - MAIN - Main Street Restaurants is a franchisee of restaurants, operating 53 TGI Friday's, 12 Bamboo Clubs, four Redfish Grills and one Alice Cooper'stown restaurant as of March 2004.

      It is recognized that there are differences between M&E and these companies, particularly as to size and geographic diversity with respect to the Applebee's and other large restaurant chains. However, since the market guideline companies and M&E are engaged in similar lines of business, a prudent investor contemplating an investment in M&E would consider the potential risk and return characteristics of alternative investments (i.e. the subject guideline companies).

      GBQ analyzed the historical financial statements of these companies as of their respective fiscal year-ends for the last three years (included in EXHIBIT C - 2) in addition to results as of the most recent quarter (EXHIBIT C - 3). These companies closing stock prices, as of the Valuation Date, were then determined.

      STATISTICAL REVIEW OF GUIDELINE COMPANY MULTIPLES

      Once the nine companies were chosen as appropriate guideline companies, various multiples were calculated by GBQ and evaluated statistically to find the multiple(s) that most accurately predicts the market value of equity or invested capital of the group of companies. Four primary figures were evaluated in terms of their relationship to the market value of the guideline companies' equity. The four figures compared to are: earnings before taxes, depreciation & amortization ("EBTDA"), earnings before depreciation & amortization ("EBDA"), earnings, and revenue. GBQ also used three other figures in terms of their relationship to the market value of the guideline companies' invested capital. The three figures were the companies' Gross Profit, EBIT and EBITDA.

      A guideline company's price is defined as the market value of equity
      (MVE), which was calculated by multiplying each guideline company's stock price as of the Valuation Date, by the weighted number of diluted shares outstanding for the most recent quarter leading up to the Valuation Date. Market value of invested capital (MVIC) is defined as the market value of equity plus interest-bearing debt. The ratios of the four figures (EBTDA, EBDA, earnings and revenue) to their MVE and the ratios of the three figures (Gross Profit, EBIT and EBITDA) to their MVIC were calculated. Those ratios were then evaluated statistically as described below.

      The process that was used in this case is a simple correlation study. In a correlation study the researcher does not actively manipulate the universe. Rather, the researcher simply measures two naturally occurring aspects of the universe. A correlation study is designed to evaluate whether there is an association (correlation) between two variables. In a simple correlation study the researcher finds two variables of interest and then measures them both on the same group of participants to see if they are associated. It is important to note that a correlation study does not (in and of itself) deem certain multiples as the most appropriate to use in deriving an indication of value. Certain irregularities and other factors (particularly in regards to the subject company) may negate a multiple's meaning regardless of its inherent statistical significance within an industry. In other words, a correlation study may show that MVE to earnings is the best indicator of value for a given industry; however, if a multitude of factors have caused the subject company's (in the case, M&E) earnings to become depressed, an MVE to earnings multiple may not provide the best indication of value on an on-going basis.

      TEST OF MEAN

      The group of seven ratios for each guideline company was evaluated statistically in comparison to every other company to determine which, if any, of the multiples could be used to accurately predict the value of the nine guideline companies. To do this, first the mean, or average, of each of the ratios was calculated. Mean is a measure of central tendency among the ratios. The mean value of each ratio across the nine companies reflects the average ratio for casual dining restaurants in the evaluated group. For example, the mean value for the MVE/EBDA ratio represents the average figure which when multiplied by a guideline company's EBDA results in that company's MVE.

      TEST OF VARIABILITY

      After testing for mean, tests of variability were conducted on the ratios to determine how tightly the ratios of the nine companies are clustered around their mean. A multiple with a tightly clustered group of ratios suggests that the multiple accurately predicts MVE or MVIC. Variability (also called dispersion) addresses the issue of how spread out the multiples are, rather than what the center of the numbers is.

      Numbers in a set can be tight and compact around their center or they can be dispersed and spread out a long way from their center. In this case, the multiple which has the lowest variability, or spread, is preferred because that multiple most accurately predicts the value of the guideline companies.

      The two tests of variability used in this case are the standard deviation and the coefficient of variation.

        1. Standard Deviation Test

           The standard deviation is simply the square root of the variance. Variance is based on the squared deviations of the individual scores from the mean. Once each squared deviation is calculated, the next step is to calculate the average of the group of deviations. That is, add them all up and divide by n (n is the number of samples - in this case, nine, since there are nine guideline companies). The variance by its very nature is a squared entity. It is the average squared deviation. The square root of the variance is the standard deviation.

           The standard deviation is used in this evaluation instead of the variance because it is difficult to interpret variance. The variance is a squared entity. Its formula uses the squared deviations around the mean. Squared measures sometimes make sense, especially in physical measurement. However, standard deviation is easier to understand, especially in a case such as this (it would make no sense to talk about "squared MVE" or "squared assets"). The standard deviation gets the calculation back to the same units in which it started. Rather than being in squared units, the calculation has returned to units that are much easier to understand.

           A low standard deviation is preferred. However, it is difficult to compare standard deviation to each other, because they are a factor of the size of the multiples they measure. In other words, a group of small numbers will tend to have a smaller standard deviation then a group of large numbers.

        2. Coefficient of Variation Test

           The coefficient of variation can be used to translate the standard deviation into a unit-less, or dimensionless measure, which means that the measure is not affected by the size of the units measured. The coefficient of variation figure makes it possible to compare the ratios to each other. It is used to determine which of the multiples has the lowest standard deviation relative to its mean.

           Because the coefficient of variation is a measurement of the amount of variation in a data set, the lower the value of the coefficient of variation, the more the overall data approximate the mean. The coefficient of variation is calculated by dividing the standard deviation by the mean, and is often multiplied by 100 and described as a percent. A multiple with a low ratio of its standard deviation to its mean is preferred; therefore, a ratio with a low coefficient of variation is preferred.

      RESULTS OF TESTS OF VARIABILITY

      The mean and standard deviation of the seven evaluated multiples are in EXHIBIT C - 5, which show that the multiple with the lowest standard deviation, in absolute terms, is the MVE/revenue ratio. The MVIC/gross profit ratio has the second lowest standard deviation. However, it is difficult to evaluate what is "low" for a standard deviation since the standard deviation is calculated in the same units as the multiple (it is not dimensionless). Therefore, the coefficient of variation is a more effective tool for comparing the ratios.

      Multiples with the low coefficients of variation are preferred because they indicate better predictability. As EXHIBIT C - 5 shows, the MVIC/gross profit ratio has the lowest coefficient of variation in the group, at 0.264. This number means that the standard deviation of this multiple is approximately 26.4% of its mean. The second and third lowest coefficients of variation are MVE/earnings, at 0.403, and MVIC/EBITDA, at
      0.454. All told, variability tests demonstrated fairly tight 8 multiple ranges.

      CORRELATION COEFFICIENT TEST

      The correlation coefficient is a statistic (like the mean or the variance). The correlation coefficient (known as "little r" in statistics) measures the strength of the linear relationship between two variables. It can range from -1 to +1. Values of r less than 0 indicate a negative, or inverse, linear relationship (as one variable increases, the other variable decreases) between the two evaluated variables. Values of r greater than 0 indicate a positive or direct linear relationship (as one variable increases, the other variable increases) between the two variables. Values of r equal to 0 indicate that no linear relationship exists between the evaluated variables. The farther the r-value is from zero, the stronger the relationship. A perfectly positive correlated relationship would have an r-value of +1, whereas a perfectly negatively correlated relationship would have an r-value of -1.

      A positively correlated linear relationship means that as one variable increases, the other variable increases. A negatively correlated linear relationship means that as one variable decreases, the other increases.

      RESULT OF CORRELATION COEFFICIENT TEST

      In the case of the multiples under evaluation, the correlation was tested between the seven sets of two variables, since a correlation coefficient tests the relationship between two sets of related numbers. As can be seen in EXHIBIT C - 5, the correlation between MVIC/MVE and all variables were in excess of approximately 85%. This indicates that there is a notable linear relationship between MVIC/MVE and every variable. In other words, a large amount of the variability in the MVIC/MVE of the guideline companies can be predicted by the value of the respective financial measures (earnings, EBITDA, etc.) of the guideline companies. It is important to note that these high results are impressive given the sample size of nine companies.

----------
11 Coefficient of correction results approaching 1.00 would be considered poor.

      COEFFICIENT OF DETERMINATION TEST

      Essentially, the coefficient of determination test is an indicator of how well the model fits the data (e.g., an R square close to 1.0 indicates that we have accounted for almost all of the variability with the variables specified in the model). R square is calculated by squaring the correlation coefficient (hence r(2) or R square). Again, the correlation coefficient tests the linear relationship between MVIC/MVE and each variable. R square explains to what degree movements in MVIC/MVE can be explained by changes in each variable.

      RESULTS OF COEFFICIENT OF DETERMINATION TEST

      Consistent with the other statistical measures, results from the coefficient of determination test shows that much of the change in MVIC and MVE are explained by changes in the seven separate variables. As can be seen in EXHIBIT C - 5, R squared results between MVE and revenue had a high result and was still the lowest of the seven, at 72.1%. This means that 72.1% of the changes in MVE can be explained by changes in revenue. The other ratios also had coefficients of determination that were in the 85%/90% range.

      SELECTION OF MULTIPLES

      In order to find the appropriate multiples to apply to the Company, an analysis comparing quantitative and qualitative factors between M&E and the guideline companies must be undertaken. Quantitative factors are number based measures while qualitative factors look at substantive qualities of the Company that cannot be portrayed simply with a dollar amount or ratio. In terms of a comprehensive quantitative analysis, comparisons are drawn with regards to size, growth, profitability, leverage, liquidity, and activity measures/ratios. A comprehensive qualitative analysis looks more at management depth, product line diversification, geographic diversification, market share, supplier/customer dependency and size. Many elements of a company including size can be both quantified (i.e. number of employees) and physically observed.

      An analysis detailing how M&E compares with the guideline companies in terms of the quantitative factors is highlighted on EXHIBIT C - 2. All told, the six categories of quantitative analysis are closely related to one another (e.g. the more profitable a business is, the quicker it can grow, the larger it will become over time, etc.). As noted along the right column in the exhibit, M&E is smaller than the guideline companies. Likewise, M&E's revenue and cash flow were also growing at a slower pace than the sample companies.

      Profitability was consistently lower than the mean and median results of the guideline companies. Based on the Company's capital structure as of their fiscal year end, M&E was more leveraged than the sample companies. In terms of liquidity measures, the Company operated with less working capital than the guideline companies. Due to many company specific issues, activity ratios produced mix results when comparing performance.

      To a large degree, the layout of EXHIBIT C - 2 presents quantitative factors in order of importance. Measures such as size and growth are more important than a company's liquidity position. Needless to say, this fact does not rule a company's liquidity position immaterial. However, it does influence what a valuator may choose when analyzing appropriate multiples.

      The above quantitative analysis essentially compares M&E to the guideline companies in regards to mean and median results. An analysis can be extended from this point to produce the exact point where the Company lies in comparison to the range given by the guideline companies. Though worse than mean and median indicators, M&E proved to be better than the lowest and/or worst result in every case. In other words, we know that the multiples ultimately applied to M&E should be higher than the worst results and yet lower than the mean and median results from the guideline companies. The decision on precisely where between the minimum and mean/median is the next phase of our analysis.

      When selecting the specific multiples to apply, the rough location where a subject company lies in comparison to the guideline companies can help give the best multiple. When analyzing the results of M&E compared to the industry in each quantitative category, the Company rested in the lower part of the range. In regards to size, growth, profitability and liquidity, M&E (on average) rested approximately 10% (of the range) above the minimum result. For example, if the minimum result in category (such as revenue or EBITDA) was $10 and the maximum was $100 (a range of $90), M&E's comparable financial measure amounted to 10% of the range (or $9) above the minimum of $10 (or $19). In terms of debt and activity ratios, this simple analysis does not apply due to the fact that higher ratios are typically not the preferred result. However, given the above discussion, M&E was more leveraged and had comparable activity ratios to the industry. All else being equal, this would correspond with selected multiples that are less than 10% of the range above the minimum.

      Qualitative comparisons for the Company were somewhat mixed in parts but were ultimately negative. The Company is less diversified in terms of geographic diversification (M&E primarily operates in the Midwest and the South only). Management depth for M&E is solid given its size; but, at the same time, is far less comprehensive than the endless management teams heading Applebee's and Ruby Tuesday.

      Given the analysis outlined above, multiples were chosen for the seven ratios. Due to the fact that higher cost of sales in 2003 and 2004 caused pre-depreciation metrics such as earnings and EBIT for M&E to be depressed, both multiples were left out in calculating an indication of value. However, both multiples may be useable in future valuations. Both EXHIBIT C - 1 AND C - 5 detail the chosen multiples. As a result of several areas in which M&E measured up negatively with the guideline companies, the chosen multiples are slightly above the minimum results and a sizable amount lower than mean and median results.

      The chosen multiples produce an average, pre-control premium value of equity of $44.91 million, which is slightly higher but comparable with results from the income approach. As previously mentioned, values generated by the publicly traded guideline company method are arguably on a minority basis. If appropriate, a control premium may be added to the indicated value to reflect the added price that a willing buyer would pay for the ability to control the operations of the business.

      Within the context of valuing M&E, GBQ believes that it is not necessary to apply a premium to the indicated value from the market approach for the following reasons:

           1. There is no evidence that a controlling shareholder would realize additional cash flow from that which has historically occurred.

           2. The historical financial results of M&E are therefore presented on a control basis.

           3. M&E's financial measures (revenue, EBIT, etc.) given on a control basis were used to established an indication value using the market approach.

           4. Though prices used from publicly traded companies are usually considered to be on a minority basis, the various financial measures (revenue, EBITDA, etc.) of each respective company used to establish the applied multiples (denominator) is indicative of a controlling interest. This is due to the fact that publicly traded companies work to maximize profits, which is consistent with the adjustments typically made to reflect control in a privately held company.

           5. The multiples applied to the financial measures of M&E (on a control basis) were generated with such issues in mind.

      GBQ believes that this indicated value from the market approach is in line with the conclusions drawn from the discount cash flow model and has weighted the results with the income approach in order to determine the fair value of the Company.

      As noted earlier, this method (and the income approach) leads to a "marketable" value. Due to the fact that the subject interest is being valued on a fair value basis, there will be no discounts applied to the indicated value.

CONCLUSION OF VALUE

      Given the above analysis, the indicated value of M&E, on a control, marketable basis, as of December 31, 2004, was $42,000,000. In order to produce a fair value conclusion for the Company, the effect of exercisable stock options must be considered. As of October 31, 2004, the Company's stock-option plan featured outstanding options on 313,651 shares with a weighted average exercise price of $12.69. As a result, GBQ has added the proceeds from the exercisable options ($3.98 million) to the indicated value from above ($42.00 million) to produce the concluded fair value of equity in M&E ($45.98 million); this figure is then divided by the "post option" total number of outstanding common shares of 2,820,979 to produce a per share value of $16.30 or a reasonable range of $15.77 TO $16.48 PER SHARE.

      EXHIBIT D - 1 presents the conclusion of value.

LIMITING CONDITIONS

      Section 1 GBQ Partners LLC has no present or prospective interest in the Company that is the subject of this report, nor do we maintain any personal interest or bias with respect to the parties involved.

      Section 2 GBQ Partners LLC's compensation for this valuation is in no way contingent upon the value or the conclusion reported herein.

      Section 3 This report may only be used for its stated purpose. It is intended and restricted for use by the owners of the Max & Erma's Restaurants, Inc. for estate planning purposes only. The estimates of value presented in this report apply to this appraisal only and may not be used out of the context presented herein. Any other use of this report may lead the user to an incorrect conclusion for which GBQ Partners LLC assumes no responsibility.

      Section 4 GBQ Partners LLC has assumed that the Max & Erma's Restaurants, Inc. continues to operate as a going concern.

      Section 5 This report is not to be used, circulated, quoted or otherwise referred to in whole or in part for any other purpose or to any other party without the written consent of GBQ Partners LLC. However, it may be shared with the Internal Revenue Service should they request it.

      Section 6 Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it.

      Section 7 GBQ Partners LLC has no responsibility or obligation to update this report for events and circumstances occurring subsequent to the date of this report.

      Section 8 GBQ Partners LLC is not, by reason of performing this valuation and preparing this report, required to give expert testimony nor be in attendance in court or at any government hearing with reference to the matters contained herein unless prior arrangements have been made with GBQ Partners LLC regarding such additional engagements.

      Section 9 In all matters that may be potentially challenged by a Court, the Internal Revenue Service, or others, GBQ Partners LLC does not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor the costs or fees that may be incurred in the defense of our recommendations against challenges.

      Section 10 GBQ Partners LLC does not purport to be a guarantor of value. It is important to note that business valuations are based upon assumptions regarding future earning potential, and/or certain asset values, that may or may not materialize. In addition, unanticipated events and circumstances may occur. Therefore, the actual results achieved may differ materially from the estimated results. GBQ Partners LLC makes no guarantees as to what values individual buyers and sellers may reach in an actual transaction.

      Section 11 Information, estimates, and opinions contained in this report are obtained from sources considered reliable; however, GBQ Partners LLC has not independently verified such information and assumes no liability for such sources.

      Section 12 No investigation of titles to property or any claims on ownership of the property by any individuals or company has been undertaken. Unless otherwise stated in our report, titles are assumed to be clear and free of encumbrances and as provided to the appraiser. The owner's claims to the business and its assets are assumed to be valid. It is also assumed that any underlying assets will not operate in violation of any applicable government regulations, codes, ordinances, or statutes.

      Section 13 GBQ Partners LLC assumes that there are no hidden or unexpected conditions of the business that would adversely affect value, other than as indicated in this report.

      Section 14 GBQ Partners LLC has not taken into account any and all future environmental considerations and potential liability in developing the opinion of value stated in this report.

      Section 15 No opinion is intended to be expressed for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers valuing businesses.

      Section 16 It should be specifically noted that the valuation assumes the business will be competently managed and maintained by financially sound owners over the expected period of ownership. This appraisal does not entail an evaluation of management's effectiveness, nor is GBQ Partners LLC responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

      Section 17 Unless otherwise provided for in writing and agreed to by both parties in advance, the extent of the liability for the completeness or accuracy of the data, opinions, comments, recommendations, and/or conclusions shall not exceed the amount paid to the appraisers for professional fees and then, only to the party(s) for whom this report was originally prepared.

      Section 18 This report is neither an offer to sell, nor a solicitation to buy securities, and/or equity in, or assets of, the subject company.

BIBLIOGRAPHY

      Bernard Mandelbaum et. al. v. Commissioner (TC Memo 1995-225).

      Bureau of Economic Analysis, U.S. Department of Analysis. National: GDP and Related Data. U.S. Department of Analysis, October
      2004.<http://www.bea.doc.gov>

      Bureau of Economic Analysis. Survey of Current Business 2004.
      <http://www.bea.doc.gov/bea/pubs.htm>

      Business Valuation Resources. Pratt's Stats Advance Search. October 2004.
      <http://www.bvmarketdata.com/PSAdvSearch.asp.>

      Federal Reserve Board website. <http://www.federalreserve.gov>

      Integra InfoBase. Integra Information Report - SIC #1542. October 2004.

      Internal Revenue Code. Section 409 (h) (4).

      Internal Revenue Code. Section 409 (o).

      Internal Revenue Service. Revenue Ruling 59-60. 1959 - 1, C.B. 237.

      Ibbotson Associates. Stocks, Bonds, Bills and Inflation: 2004 Yearbook (Valuation Edition). 2004.

      Ibbotson Associates. Index of SIC by Code, 2004.
      <http://www.ibbotson.com/content/sic_index.asp>

      Mercer, Christopher Z. Quantifying Marketability Discounts: Developing and Supporting Marketability Discounts in the Appaisal of Closely Held Business Interests. Peabody Publishing, LP. Memphis, Tennessee. 1997.

      Pratt, Shannon P.; Reilly, Robert F.; and Schweihs, Robert P. Valuing Small Businesses and Professional Practices. Mc-Graw Hill. New York. 2000.

      The Federal Reserve Board. Statistics: Releases and Historical Data, 2003.
      <http://www.federalreserve.gov/releases/.>

      The Federal Reserve Board. Beige Book Report 2004, 2004.
      <http://federalreserve.gov/FOMC/BeigeBook/2001/.htm.>

      Uniform Standards of Professional Appraisers Practice. 2002 Edition. 2002.

      Yahoo! Finance. Yahoo! October 2004.< http://finance.yahoo.com>

      "Companies' Profits Are Surging. Why Isn't the Market?" Jonathan Fuerbringer; The New York Times; July 25, 2004.

      Consensus Forecasts - USA; Consensus Economics, Inc.; July 12, 2004.

      Consumer Price Index: June 2004; U.S. Department of Labor/Bureau of Labor Statistics; July 16, 2004.

      "Employment inches higher overall and for construction; orders climb but so do prices;" The Data DIGest; Associated General Contractors of America; August 2-6, 2004.

      FOMC Statement and Board discount rate action - June 30, 2004; Federal Reserve Release; June 30, 2004.

      "Highlights from the Preliminary Report on Manufacturers' Shipments, Inventories, and Orders;" U.S. Census Bureau; August 4, 2004.

      Industrial Production and Capacity Utilization; Federal Reserve Statistical Release; July 15, 2004.

      "Job Growth Picks Up Across The Country;" Wachovia Economics Group; June 30, 2004.

      Job Openings and Labor Turnover: June 2004; U.S. Department of Labor/Bureau of Labor Statistics; August 11, 2004.

      Mass Layoffs in June 2004; U.S. Department of Labor/Bureau of Labor Statistics; July 22, 2004.

      NACVA and Center for Economic & Industry Research(TM). Salt Lake City.
      2004.

      "National Income and Product Accounts: Second Quarter 2004 (ADVANCE); BEA News Release; U.S. Department of Commerce/Bureau of Economic Analysis; July 30, 2004.

      "New Orders, Order Backlogs, Employment, Imports, Prices, Exports, Inventories Increase;" June Non-Manufacturing ISM Report on Business(R); Institute for Supply Management; July 6, 2004.

      "New Orders, Production, Employment, Inventories Grow; Supplier Deliveries Slower"; June Manufacturing ISM Report on Business(R); Institute for Supply Management; July 1, 2004.

      "Price, Supply woes for construction inputs continue; Existing-home sales hit new high;" The Data DIGest; Associated General Contractors of America; July 20-26, 2004.

      Producer Price Indexes - June 2004; U.S. Department of Labor/Bureau of Labor Statistics; July 15, 2004.

      Productivity and Costs, Second Quarter 2004, Preliminary; U.S. Department of Labor/Bureau of Labor Statistics; August 10, 2004.

      "Remarks by Governor Donald L. Kohn at the National Economists Club;" The Outlook for Inflation; The Federal Reserve Board; June 4, 2004.

      "Remarks by Governor Mark W. Olson at the annual meeting of the Charlotte Regional Partnership;" Economic Outlook; The Federal Reserve Board; June 15, 2004.

      Summary of Commentary on Current Economic Conditions by Federal Reserve District; Board of Governors of the Federal Reserve System; June 16, 2004.

      "The Employment Situation: June 2004"; U.S. Department of Labor/Bureau of Labor Statistics; July 2, 2004.

      "U.S. Economic Outlook"; InSight; Zions First National Bank; Summer 2004.

      Haughey, James. "Construction Equipment Economic Status & Forecast." Online posting. 09 Nov. 2004. Reed Business Information. 09 Nov. 2004.

      "The 2003-2004 U.S. Markets Construction Update." N.p.: FMI Corporation, 2003.

      "Greater Columbus Blue Chip Economic Forecast - January 2004." Online posting. 09 Nov. 2004. <www.columbus-chamber.org>

      Fischbach, Amy F. EC&M. 01 Dec. 2003. 09 Nov. 2004. <http://eccmweb.com>

      2005 Economic Outlook. 10 Nov. 2004. <http://www.cincinnatiusa.org>

APPRAISERS' CERTIFICATION

      We certify that, to the best of our knowledge and belief:

      -  The statements of fact contained in this report are true and correct.

      - The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, and unbiased professional analyses, opinions, and conclusions.

      - We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.

      - We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

      - Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

      - Out compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

      - Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

      - The individuals providing significant professional assistance in the preparation of this report are Robert M. Stutz II, Jason S. Robertson, and Courtney E. Sparks of GBQ Partners LLC.

/s/ Robert M. Stutz                                /s/ Jason S. Robertson
----------------------------------                 -----------------------------
Robert M. Stutz, AVA, ASA, CM&A                    Jason S. Robertson, AM
Director of Valuation Services                     Senior Financial Analyst

Date: 1/4/05                                       Date: 1/4/05

/s/ Courtney E. Sparks
----------------------------------
Courtney E. Sparks, AVA
Senior Financial Analyst

Date: 1/4/05

APPRAISERS' QUALIFICATIONS

      ROBERT M. STUTZ II, AVA, ASA, CM&A

      Mr. Stutz is the Director of Business Valuation Services at GBQ Partners LLC. He has performed over 300 valuation assignments in the last three years for the following purposes: estate tax, gift planning, redemption of shares, conversion from C corporation to S corporation status, ESOPs, recapitalizations, litigation support, divorce, mergers and acquisitions, buy-sell agreements, and divestures.

      Mr. Stutz's experience includes business appraisals of entities in the following industries: financial, manufacturing, wholesale/distribution, retail, construction, advertising/marketing, food service, real estate, and holding company/estate planning vehicles. The majority of Mr. Stutz's appraisal experience has been in the Mid-West states, including Ohio, Illinois, Indiana, Pennsylvania, Kentucky, and Michigan.

      Mr. Stutz has taken the following continuing education courses related to business valuation:

      American Society of Appraisers (ASA):

            BV-201: Introduction to Business Valuation - 30 hours including successful completion of the 3-hour examination

            BV-202: Introduction to Business Valuation - 30 hours including successful completion of the 3-hour examination

            BV-203: Business Valuation Case Study - 30 hours including successful completion of the 3-hour examination

            BV-204: Business Valuation, Selected Advanced Topics - 31 hours
                    Including successful completion of the 4-hour examination

            BV-206: Employee Stock Ownership Plans: Valuing ESOP Shares - 14
                    hours

            SE-100: National Uniform Standards of Professional Appraisal
                    Practice(USPAP)- 15 hours including successful completion of the 1 hour examination

      National Association of Certified Valuation Analysts (NACVA):

            Business Valuations: Fundamentals, Techniques & Theory (FT&T) - 16
                                 hours
                                 Business Valuations: Case Analysis - 8 hours
            Valuations: Part I & II (Using Marketing Data / Valuation Discounts
                        and Premiums) - 8 hours

            Valuations: Part I & II (Being Effective in Litigation Consulting /
                        Being Effective in Expert Testimony) - 8 hours

            (All NACVA classes included successful completion of 8-hour examination and 40-hour take home examination.)

      Education and Designations:

            Bachelor of Arts Degree (BA) in Finance - Butler University Accredited Valuation Analyst (AVA) by the NACVA
            Accredited Senior Appraiser (ASA) by the American Society of Appraisers
            Alliance of Merger and Acquisition Advisors (CM&A)
            Member of the National ESOP Association
            Designated Instructor for NACVA (Day 4, Discounts & Premiums)

      JASON S. ROBERTSON, AM

      Mr. Robertson is a senior financial analyst in the business valuation and consulting services department of GBQ Partners LLC. He has performed or contributed to over 250 valuation assignments in the last four years for the following purposes: estate planning, financial reporting purposes (FAS 141/142), C-Corporation to S-Corporation conversions, Employee Stock Ownership Plans, litigation support, dissenting shareholder opinions, fairness opinions, divorce proceedings, mergers and acquisitions, and buy-sell agreements. In addition to business appraisals, Mr. Robertson also regularly completes intangible asset valuations for tax and financial reporting purposes.

      Mr. Robertson's experience includes business appraisals of entities primarily in the following industries: financial, manufacturing, wholesale/distribution, retail, construction, food service, advertising/marketing, professional practices, technology, real estate, and holding company/estate planning vehicles. The majority of Mr. Robertson's appraisal experience has been in the Mid-West states, including Ohio, Illinois, Indiana, Kentucky, and Michigan.

      Mr. Robertson has taken the following continuing education courses related to business valuation:

      American Society of Appraisers (ASA):

            BV-201: Introduction to Business Valuation - 30 hours including successful completion of the 3-hour examination

            BV-202: Introduction to Business Valuation - 30 hours including successful completion of the 3-hour examination

            BV-203: Business Valuation Case Study - 30 hours including successful completion of the 3-hour examination

            BV-204: Business Valuation - Selected Advanced Topics - 30 hours including successful completion of the 3-hour examination

            BV-206: Employee Stock Ownership Plans: Valuing ESOP Shares - 14
                    hours

            SE-100: National Uniform Standards of Professional Appraisal
                    Practice (USPAP) - 15 hours including successful completion of the 1 hour examination

      Education And Affiliations:

            Bachelor of Science in Finance: Indiana University - Bloomington, IN Accredited Member of the American Society of Appraisers Member of the Institute of Business Appraisers

      COURTNEY E. SPARKS, AVA

      Ms. Sparks is a financial analyst in the business valuation and consulting services department of GBQ Partners LLC. She has performed or contributed to over 100 valuation assignments in the last year and half for the following purposes: estate planning, financial reporting purposes (FAS 141/142), C-Corporation to S-Corporation conversions, Employee Stock Ownership Plans, litigation support, dissenting shareholder opinions, fairness opinions, divorce proceedings, mergers and acquisitions, and buy-sell agreements.

      Ms. Sparks' experience includes business appraisals of entities primarily in the following industries: financial, manufacturing, wholesale/distribution, retail, construction, food service, advertising/marketing, professional practices, technology, real estate, and holding company/estate planning vehicles. The majority of Ms. Sparks' appraisal experience has been in the Mid-West states, including Ohio, Indiana, Illinois, Kentucky, and Michigan.

      Ms. Sparks has taken the following continuing education courses related to business valuation:

      American Society Of Appraisers (ASA):

            BV-201: Introduction to Business Valuation - 30 hours including successful completion of the 3-hour examination

            BV-202: Introduction to Business Valuation - 30 hours including successful completion of the 3-hour examination

            BV-203: Business Valuation Case Study - 30 hours including successful completion of the 3-hour examination

            BV-204: Business Valuation Selected Advanced Topics - 30 hours including successful completion of the 3-hour examination

            SE-100: National Uniform Standards of Professional Appraisal
                    Practice (USPAP) - 15 hours including successful completion of the 1 hour examination

      National Association of Certified Valuation Analysts (NACVA):

            Business Valuations: Fundamentals, Techniques & Theory (FT&T) - 16
                  hours

            Business Valuations: Case Analysis - 8 hours

            Valuations: Part I & II (Using Marketing Data / Valuation Discounts
                  and Premiums) - 8 hours

            Valuations: Part I & II (Being Effective in Litigation Consulting /
                  Being Effective in Expert Testimony) - 8 hours

            (All NACVA classes included successful completion of 8-hour examination and 40-hour take home examination.)

      Education and Affiliations:

            Bachelor of Arts in Mathematics: Vanderbilt University -
            Nashville, TN
            Accredited Valuation Analyst (AVA) by the NACVA
            Candidate member of the American Society of Appraisers

                                    EXHIBITS

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT A - 1
HISTORICAL BALANCE SHEETS
YEARS ENDED OCTOBER 31
IN 000'S

                                                   (1)         (1)         (1)         (2)
                                                  2001        2002        2003        2004
                                                --------    --------    --------    --------
ASSETS

CURRENT ASSETS
    Cash and equivalents                        $  2,352    $  3,407    $  2,616    $  2,188
    Receivables - net                                445         503       1,273           -
    Inventory                                      1,351       1,487       1,604       1,377
    Other current assets                           1,081         253         501       2,865
                                                --------    --------    --------    --------

        Total current assets                       5,229       5,650       5,994       6,430

PROPERTY, PLANT AND EQUIPMENT - net               42,803      47,693      47,037      55,350

OTHER ASSETS
    Goodwill                                          62          62          62           -
    Deferred long-term asset charges               5,054       6,545       6,689           -
    Other assets                                   1,785       2,021       1,960       9,327
                                                --------    --------    --------    --------

        Total - other assets                       6,901       8,628       8,711       9,327
                                                --------    --------    --------    --------

TOTAL ASSETS                                    $ 54,933    $ 61,971    $ 61,742    $ 71,107
                                                ========    ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term obligations    $  3,963    $  2,548    $  2,664    $  4,160
    Accounts payable                               9,540      11,204      11,052      11,838
                                                --------    --------    --------    --------

        Total current liabilities                 13,503      13,752      13,716      15,998

LONG-TERM OBLIGATIONS                             32,228      36,862      35,837      41,053

STOCKHOLDERS' EQUITY
    Common stock                                     241         235         245         251
    Retained earnings                              9,915      11,917      12,592      13,689
    Additional paid-in-capital                         -           -           -         319
    Accumulated other comprehensive loss            (954)       (794)       (648)       (203)
                                                --------    --------    --------    --------

        Total stockholders' equity                 9,202      11,358      12,189      14,056
                                                --------    --------    --------    --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 54,933    $ 61,972    $ 61,742    $ 71,107
                                                ========    ========    ========    ========

NOTES:

(1) Source: audited financial statements as of October 31, 2001 - 2003.

(2) Source: unaudited financial statements as of October 31, 2004.

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT A - 2
HISTORICAL BALANCE SHEETS
YEARS ENDED OCTOBER 31
IN 000'S

                                                        (1)         (1)         (1)         (2)
                                                       2001        2002        2003        2004
                                                     --------    --------    --------    --------
ASSETS

CURRENT ASSETS
    Cash and equivalents                                  4.3%        5.5%        4.2%        3.1%
    Receivables - net                                     0.8%        0.8%        2.1%        0.0%
    Inventory                                             2.5%        2.4%        2.6%        1.9%
    Other current assets                                  2.0%        0.4%        0.8%        4.0%
                                                     --------    --------    --------    --------

         Total current assets                             9.5%        9.1%        9.7%        9.0%

PROPERTY, PLANT AND EQUIPMENT - net                      77.9%       77.0%       76.2%       77.8%

OTHER ASSETS
    Goodwill                                              0.1%        0.1%        0.1%        0.0%
    Deferred long-term asset charges                      9.2%       10.6%       10.8%        0.0%
    Other assets                                          3.2%        3.3%        3.2%       13.1%
                                                     --------    --------    --------    --------

         Total - other assets                            12.6%       13.9%       14.1%       13.1%
                                                     --------    --------    --------    --------

TOTAL ASSETS                                            100.0%      100.0%      100.0%      100.0%
                                                     ========    ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term obligations             7.2%        4.1%        4.3%        5.9%
     Accounts payable                                    17.4%       18.1%       17.9%       16.6%
                                                     --------    --------    --------    --------

         Total current liabilities                       24.6%       22.2%       22.2%       22.5%

LONG-TERM OBLIGATIONS                                    58.7%       59.5%       58.0%       57.7%

STOCKHOLDERS' EQUITY
     Common stock                                         0.4%        0.4%        0.4%        0.4%
     Retained earnings                                   18.0%       19.2%       20.4%       19.3%
     Additional paid-in-capital                           0.0%        0.0%        0.0%        0.4%
     Accumulated other comprehensive loss                -1.7%       -1.3%       -1.0%       -0.3%
                                                     --------    --------    --------    --------

         Total stockholders' equity                      16.8%       18.3%       19.7%       19.8%
                                                     --------    --------    --------    --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              100.0%      100.0%      100.0%      100.0%
                                                     ========    ========    ========    ========

NOTES:

(1) Source: audited financial statements as of October 31, 2001 - 2003.

(2) Source: unaudited financial statements as of October 31, 2004.

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT A - 3
HISTORICAL INCOME STATEMENTS
YEARS ENDED OCTOBER 31
IN 000'S

                                                (1)         (1)         (1)         (2)
                                               2001        2002        2003        2004
                                             --------    --------    --------    --------
Revenue                                      $141,088    $151,991    $167,083    $182,959

Cost of revenue                               124,693     132,641     148,804     165,033
                                             --------    --------    --------    --------

    Gross profit                               16,395      19,350      18,279      17,926

Operating expenses
    Selling, general and administrative        10,261      12,107      13,300      14,190
    Pre-opening costs                             408         604         696         603
    Other                                           -          59       1,109          19
                                             --------    --------    --------    --------

         Total operating expenses              10,669      12,770      15,105      14,811
                                             --------    --------    --------    --------

    Income from operations                      5,726       6,580       3,174       3,115

Other income (expense)
    Interest expense                           (2,619)     (2,082)     (1,680)     (2,154)
    Miscellaneous income                            -           -           -           -
                                             --------    --------    --------    --------

         Total - other income (expense)        (2,619)     (2,082)     (1,680)     (2,154)
                                             --------    --------    --------    --------

Income before income taxes                      3,107       4,498       1,494         960

Income taxes (benefit)                            716       1,210           -        (137)
                                             --------    --------    --------    --------

         Net income                          $  2,391    $  3,288    $  1,494    $  1,097
                                             ========    ========    ========    ========

NOTES:

(1) Source: audited financial statements for the years ended October 31, 2001 - 2003.

(2) Source: unaudited financial statements for the year ended October 31, 2004.

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT A - 4
HISTORICAL INCOME STATEMENTS
YEARS ENDED OCTOBER 31
IN 000'S

                                                (1)          (1)          (1)          (2)
                                               2001         2002         2003         2004
                                             --------     --------     --------     --------
Revenue                                         100.0%       100.0%       100.0%       100.0%

Cost of revenue                                  88.4%        87.3%        89.1%        90.2%
                                             --------     --------     --------     --------

    Gross profit                                 11.6%        12.7%        10.9%         9.8%

Operating expenses
    Selling, general and administrative           7.3%         8.0%         8.0%         7.8%
    Pre-opening costs                             0.3%         0.4%         0.4%         0.3%
    Other                                         0.0%         0.0%         0.7%         0.0%
                                             --------     --------     --------     --------

        Total operating expenses                  7.6%         8.4%         9.0%         8.1%

    Income from operations                        4.1%         4.3%         1.9%         1.7%

Other income (expense)
    Interest expense                             -1.9%        -1.4%        -1.0%        -1.2%
    Miscellaneous income                          0.0%         0.0%         0.0%         0.0%
                                             --------     --------     --------     --------

        Total - other income (expense)           -1.9%        -1.4%        -1.0%        -1.2%
                                             --------     --------     --------     --------

Income before income taxes                        2.2%         3.0%         0.9%         0.5%

Income taxes (benefit)                            0.5%         0.8%         0.0%        -0.1%
                                             --------     --------     --------     --------

        Net income                                1.7%         2.2%         0.9%         0.6%
                                             ========     ========     ========     ========

NOTES:

(1) Source: audited financial statements for the years ended October 31, 2001 - 2003.

(2) Source: unaudited financial statements for the year ended October 31, 2004.

MAX & ERMA'S RESTAURANT INC.                                      EXHIBIT A - 5
INCOME STATEMENT ADJUSTMENTS
YEARS ENDED OCTOBER 31
IN 000'S

                                                  2001        2002       2003       2004
                                                --------    --------   --------   --------
Pre-tax income                                  $  3,107    $  4,498   $  1,494   $    960

Adjustment: impairment charge (1)                      -           -      1,070          -
Adjustment: pre-opening costs (2)                   (192)          4         96          3
                                                --------    --------   --------   --------

Adjusted pre-tax income                            2,915       4,502      2,660        963
Normalized income taxes (@ 35%)                    1,020       1,576        931        337
                                                --------    --------   --------   --------

Adjusted net income                             $  1,895    $  2,926   $  1,729   $    626
                                                ========    ========   ========   ========

Adjusted net income                             $  1,895    $  2,926   $  1,729   $    626
Normalized income taxes (@ 35%)                    1,020       1,576        931        337
                                                --------    --------   --------   --------

Adjusted pre-tax income                            2,915       4,502      2,660        963
Add: interest expense                              2,619       2,082      1,680      2,154
                                                --------    --------   --------   --------

Adjusted EBIT                                      5,534       6,584      4,340      3,117
Add: depreciation and amortization                 5,405       5,659      6,364      8,219
                                                --------    --------   --------   --------

Adjusted EBITDA                                 $ 10,939    $ 12,243   $ 10,704   $ 11,336
                                                ========    ========   ========   ========

Beginning pre-opening costs                          408         604        696        603
Normalized pre-opening costs                         600         600        600        600
                                                --------    --------   --------   --------
Difference                                          (192)          4         96          3

NOTES:

(1) The impairment charge was removed due to the fact that it was a one-time/non-recurring event.

(2) Adjusted to $600,000 annually in order to "smooth" historical operations.

MAX & ERMA'S RESTAURANT INC.                                      EXHIBIT A - 6
NORMALIZED INCOME STATEMENTS (1)
YEARS ENDED OCTOBER 31
IN 000'S

                                                   2001         2002         2003         2004
                                                ---------    ---------    ---------    ---------
Revenue                                         $ 141,088    $ 151,991    $ 167,083    $ 182,959

Cost of revenue                                   124,693      132,641      148,804      165,033
                                                ---------    ---------    ---------    ---------

    Gross profit                                   16,395       19,350       18,279       17,926

Operating expenses
    Selling, general and administrative            10,261       12,107       13,300       14,190
    Pre-opening costs                                 600          600          600          600
    Other                                               -           59           39           19
                                                ---------    ---------    ---------    ---------

        Total operating expenses                   10,861       12,766       13,939       14,809

    Income from operations                          5,534        6,584        4,340        3,117

Other income (expense)
    Interest expense                               (2,619)      (2,082)      (1,680)      (2,154)
    Miscellaneous income                                -            -            -            -
                                                ---------    ---------    ---------    ---------

        Total - other income (expense)             (2,619)      (2,082)      (1,680)      (2,154)
                                                ---------    ---------    ---------    ---------

Income before income taxes                          2,915        4,502        2,660          963

Provision for income taxes                          1,020        1,576          931          337
                                                ---------    ---------    ---------    ---------

        Net income                              $   1,895    $   2,926    $   1,729    $     626
                                                =========    =========    =========    =========

NOTES:

(1) See exhibit A - 5 for adjustments

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT A - 7
NORMALIZED COMMON SIZED INCOME STATEMENTS (1)
YEARS ENDED OCTOBER 31
IN 000'S

                                               2001      2002      2003      2004
                                             --------  --------  --------  --------
Revenue                                         100.0%    100.0%    100.0%    100.0%

Cost of revenue                                  88.4%     87.3%     89.1%     90.2%
                                             --------  --------  --------  --------

    Gross profit                                 11.6%     12.7%     10.9%      9.8%

Operating expenses
    Selling, general and administrative           7.3%      8.0%      8.0%      7.8%
    Pre-opening costs                             0.4%      0.4%      0.4%      0.3%
    Other                                         0.0%      0.0%      0.0%      0.0%
                                             --------  --------  --------  --------

         Total operating expenses                 7.7%      8.4%      8.3%      8.1%

    Income from operations                        3.9%      4.3%      2.6%      1.7%

Other income (expense)
    Interest expense                             -1.9%     -1.4%     -1.0%     -1.2%
    Miscellaneous income                          0.0%      0.0%      0.0%      0.0%
                                             --------  --------  --------  --------

         Total - other income (expense)          -1.9%     -1.4%     -1.0%     -1.2%
                                             --------  --------  --------  --------

Income before income taxes                        2.1%      3.0%      1.6%      0.5%

Provision for income taxes                        0.7%      1.0%      0.6%      0.2%
                                             --------  --------  --------  --------

         Net income                               1.3%      1.9%      1.0%      0.3%
                                             ========  ========  ========  ========

NOTES:

(1) See exhibit A - 5 for adjustments

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT A - 8
NORMALIZED FINANCIAL HIGHLIGHTS
IN 000'S

                                                              2001             2002             2003             2004
                                                          ------------     ------------     ------------     ------------
FINANCIAL STATISTICS
       Revenue                                            $    141,088     $    151,991     $    167,083     $    182,959
       Assets                                                   54,933           61,971           61,742           71,107
       Equity                                                    9,202           11,358           12,189           14,056
       Interest-bearing debt                                    28,235           29,856           27,076           31,100
       Normalized EBIT                                           5,534            6,584            4,340            3,117
       Depreciation and amortization                             5,405            5,659            6,364            8,219
       Normalized EBITDA                                        10,939           12,243           10,704           11,336
       Normalized EBIT (3 year weighted average)                                                   5,287            4,103
       Normalized EBITDA (3 year weighted average)                                                11,256           11,277

       Capital expenditures                                    (13,544)         (17,794)         (19,055)         (19,444)

GROWTH
       Revenue (annual growth %)                                                    7.7%             9.9%             9.5%
       Revenue (3 year compound growth %)                                                            8.8%             9.7%
       Revenue (4 year compound growth %)                                                                             9.0%
       EBIT (annual growth %)                                                      19.0%           -34.1%           -28.2%
       EBIT (3 year compound growth %)                                                             -11.4%           -31.2%
       EBIT (4 year compound growth %)                                                                              -17.4%
       EBITDA (annual growth %)                                                    11.9%           -12.6%             5.9%
       EBITDA (3 year compound growth %)                                                            -1.1%            -3.8%
       EBITDA (4 year compound growth %)                                                                              1.2%

PROFITABILITY
       EBIT/Revenue (current year)                                 3.9%             4.3%             2.6%             1.7%
       EBIT/Revenue (3 year weighted average)                                                        3.4%             2.4%
       EBITDA/Revenue (current year)                               7.8%             8.1%             6.4%             6.2%
       EBITDA/Revenue (3 year weighted average)                                                      7.2%             6.6%

       EBIT/Assets (current year)                                 10.1%            10.6%             7.0%             4.4%
       EBIT/Assets (3 year weighted average)                                                         8.7%             6.3%
       EBITDA/Assets (current year)                               19.9%            19.8%            17.3%            15.9%
       EBITDA/Assets (3 year weighted average)                                                      18.6%            17.0%

       Return on equity (1)                                                        28.5%            14.7%             4.8%
       Return on assets (2)                                                         5.0%             2.8%             0.9%

LEVERAGE
       Debt/Invested Capital (Book Basis)                         75.4%            72.4%            69.0%            68.9%
       Total Assets/Equity                                        5.97             5.46             5.07             5.06
       Debt/Revenue                                               20.0%            19.6%            16.2%            17.0%
       Debt/Equity                                               306.8%           262.9%           222.1%           221.3%

LIQUIDITY
       Current ratio                                              0.39             0.41             0.44             0.40
       Quick ratio                                                0.21             0.28             0.28             0.14

ACTIVITY
       Accounts receivable - days                                 1.15             1.21             2.78               na
       Inventory - days                                           3.95             4.09             3.93             2.75
       Accounts payable - days                                   27.93            30.83            27.11            23.62
       Working capital (as a % of revenue)                        -5.9%            -5.3%            -4.6%            -5.2%
       Adjusted working capital (as a % of revenue) (3)           -3.1%            -3.7%            -3.0%            -3.0%

OTHER
       Depreciation (as a % of revenue)                            3.8%             3.7%             3.8%             4.5%
       Capital expenditures (as a % of revenue)                   -9.6%           -11.7%           -11.4%           -10.6%

NOTES:

(1) Return on equity = normalized net income / average equity.

(2) Return on assets = normalized net income / average total assets.

(3) Current portion of long-term obligations removed.

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT B - 1
INCOME APPROACH (1)
YEARS ENDED OCTOBER 31
IN 000'S

                                                                                           Projected
                                               Hist./Norm.   ---------------------------------------------------------------------
                                                 October       October
                                                  2004           2005           2006           2007          2008          2009
                                               -----------   -----------   ------------   ------------   ------------   ----------
Revenue                                        $   182,959   $   191,565   $    202,808   $    216,729   $    230,036   $  246,653

Cost of revenues                                   165,033       169,905        179,891        191,155        202,431      217,055
                                               -----------   -----------   ------------   ------------   ------------   ----------

      Gross profit                                  17,926        21,661         22,917         25,574         27,604       29,598

Operating expenses (2)                              14,809        15,841         16,225         17,338         18,403       19,732
                                               -----------   -----------   ------------   ------------   ------------   ----------

      Operating income                               3,117         5,820          6,693          8,236          9,201        9,866

Interest expense                                    (2,154)            -              -              -              -            -
Miscellaneous income                                     -             -              -              -              -            -
                                               -----------   -----------   ------------   ------------   ------------   ----------

      Income before income taxes               $       963         5,820          6,693          8,236          9,201        9,866
                                               ===========

Provision for income taxes                                         2,037          2,342          2,882          3,220        3,453
                                                             -----------   ------------   ------------   ------------   ----------

      Net income                                             $     3,783   $      4,350   $      5,353   $      5,981   $    6,413
                                                             ===========   ============   ============   ============   ==========

Plus: depreciation and amortization                          $     8,109   $      8,667   $      9,332   $      9,978   $   10,775

Less: capital expenditures                                        (7,500)        (7,635)        (9,665)        (9,856)     (11,867)

Increase (decrease) in interest-bearing debt                           -              -              -              -            -

(Increase) decrease in working capital                              (301)          (394)          (487)          (466)        (582)
                                                             -----------   ------------   ------------   ------------   ----------

      Net cash flow                                                4,091          4,989          4,533          5,637        4,740

Present value interest factor (3)                                 0.9492         0.8551         0.7704         0.6940       0.6252
                                                             -----------   ------------   ------------   ------------   ----------

      Present value of net cash flows                        $     3,883   $      4,266   $      3,492   $      3,912   $    2,964
                                                             ===========   ============   ============   ============   ==========

Income Approach to Valuation

                                                               Terminal Value:

Present value of interim cash flows    $    18,516             Final year cash flow (4)              $  6,413
Present value of residual                   51,624             Multiplied by 1 plus
                                                                long-term growth rate                    1.03
                                       -----------                                                   --------

Indicated value of invested capital:
 control, marketable basis                  70,140             Cash flow to capitalize                  6,605
Add: interest-bearing debt                 (31,100)            Residual value at:             8.0%     82,567
                                       -----------

Indicated value of equity:
 control, marketable basis                  39,040             Present value of residual   0.6252    $ 51,624
                                       -----------

Indicated value (rounded)              $    39,000
                                       ===========

Notes:

(1) Assumptions applied to this model are included in Exhibit B - 2.

(2) Depreciation expense is included in projected operating expenses.

(3) The present value of the net cash flows is calculated based upon the actual factor without rounding to the nearest 4 decimals.

(4) Equal to projected earnings in the final year (see report).

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT B - 2
DISCOUNTED CASH FLOW ANALYSIS
VARIABLES AND PROJECTED ASSUMPTIONS

                                                                             Projected
                                                     --------------------------------------------------------
                                                      October
                                                       2005        2006        2007        2008        2009
                                                     --------    --------    --------    --------    --------
Revenue growth (1)                                        4.7%        5.9%        6.9%        6.1%        7.2%

Projected expenses (as a % of revenues)
       Cost of revenues (2)                              88.7%       88.7%       88.2%       88.0%       88.0%
       Operating expenses (3)                             8.3%        8.0%        8.0%        8.0%        8.0%

Tax rate (4)                                             35.0%       35.0%       35.0%       35.0%       35.0%
Depreciation (as a % of revenues) (5)                     4.2%        4.3%        4.3%        4.3%        4.4%
Capital expenditures (as a % of revenues) (5)            -3.9%       -3.8%       -4.5%       -4.3%       -4.8%
Working capital (as a % of revenue growth) (6)           -3.5%       -3.5%       -3.5%       -3.5%       -3.5%

Discount rate                                     11.0%  (7)
Growth rate                                        3.0%  (8)

NOTES:

(1) Revenue projections are based on historical performance and projections from management.

(2) Cost of revenues earned projections are based on historical results and projections from management.

(3) Operating expenses are based on historical results and projections from management.

(4) Based on an average effective tax rate for publicly traded guideline (restaurants) companies.

(5) Depreciation expense and capital expenditures are based on historical purchases/requirements.

(6) Adjustment for additional working capital requirements. Presented as a % of revenue growth (not total revenue).

(7) The discount rate is calculated based on a weighted average cost of capital, see Exhibit B - 3.

(8) Long-term growth rate set to approximate U.S. inflation.

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT B - 3
WEIGHTED AVERAGE COST OF CAPITAL

COST OF EQUITY:
Risk-free rate of return                                      4.85%(1)
Market premium                               6.00% (2)
Relevered beta - rounded                     0.45  (3)
                                                              2.70%
                                                        ----------

   Average market return at valuation date                    7.55%


Risk premium for size                                         6.34%(4)
Other risk factors                                            2.00%(5)
                                                        ----------

      Cost of equity (Ke)                                    15.89%
                                                        ==========

COST OF DEBT:
Interest expense                                 7.00% (6)
Tax rate (T)                                    35.00%



Kd = R X (1 - T)

Kd =                                             4.55%
                                             ========

WEIGHTED AVERAGE COST OF CAPITAL

CAPITALIZATION: (7)

  Stockholders' equity   56.0%


  Long-term debt         44.0%

                         RATE    WEIGHT   WEIGHTED TOTAL
                         -----   ------   --------------
Ke =                     15.89%    56.0%            8.90%

Kd =                      4.55%    44.0%            2.00%
                                          --------------

                                                   10.90%
                                          --------------


                                 ROUNDED           11.00%
                                          ==============

                 (8)     UNLEVERED
TICKER           BETA      BETA
------          ------   ---------
APPB              0.30        0.30
RI                0.21        0.20
RARE              0.48        0.47
RRGB              1.25        1.25
STAR              0.39        0.38
CHUX              0.13        0.10
BJRI              0.58        0.58
TENT             (0.19)      (0.18)
MAIN              0.62        0.26

MEAN              0.42        0.37
MEDIAN            0.39        0.30


  Unlevered beta (median)     0.30
           Relevered beta     0.45
                  Rounded     0.45

NOTES:

(1) Rate of return for a 20 year Treasury Bond per the Federal Reserve Statistical Release (12/31/04).

(2) Sources: Ibbotson, Roger G., and Pen Chen "Long Run Stock Returns:
    Participating in the Real Economy" Financial Analyst Journal. Ibbotson Stocks Bonds Bills and Inflation Yearbook.

(3) Rounded relevered beta.

(4) Provided by a published study performed by Ibbotson & Associates.

(5) Risk factor associated specifically with Max & Erma's.

(6) Based on current/expected interest rates and discussions with management.

(7) Weighting is based on an iterative process (see report).

(8) Source: E*Trade reports as of 11/30/04.

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT C - 1
MARKET APPROACH
IN 000'S

                            GUIDELINE
                           COMPANIES -                    INDICATED                       INDICATED
                            SELECTED     MAX & ERMA'S      VALUE OF         INTEREST       VALUE OF
                            MULTIPLE     VALUE BASE      INVESTED CAP.    BEARING-DEBT      EQUITY
                           ----------    ------------    -------------    ------------    ---------
SELECTED MULTIPLES (1)
MVE / EBTDA                      4.75           9,182               na              na     $ 43,615

MVE / EBDA                       5.00           8,845               na              na       44,225

MVE / Revenue                    0.25         182,959               na              na       45,740

MVIC / Gross Profit              4.75          17,926           85,149         (31,100)      54,049

MVIC / EBITDA                    6.00          11,336           68,018         (31,100)      36,918

                                                                               AVERAGE       44,909

                                         MARKET APPROACH
                                         Indicated value of equity:
                                           marketable basis                              $   44,909
                                         Control premium:                          0.0%           -
                                                                                         ----------

                                         Indicated value of equity:
                                           control, marketable basis                     $   45,000
                                                                                         ==========

NOTES:

(1) MVE - market value of equity
    MVIC - market value of invested capital

MAX & ERMA'S                                                       EXHIBIT C - 2
COMPARISON OF KAY FINANCIAL ITEMS
IN 000'S

                                                                                RARE           LONESTAR         RED ROBIN
     NAME OF COMPANY                         APPLEBEE'S     RUBY TUESDAY     HOSPITALITY      STEAKHOUSE      GOURMET BURGER
          TICKER                                APPB             RI             RARE             STAR             RRGB
MOST RECENT FISCAL YEAR END                   28-DEC-03       1-JUN-04        28-DEC-03        30-DEC-03        28-DEC-03
                                            ------------    ------------    -------------    -------------    --------------
FINANCIAL STATISTICS
   Revenue                                  $     990,138   $  1,041,359    $     680,832    $     591,401    $      328,607
   Assets                                         644,001        918,533          464,542          488,495           210,213
   Equity                                         459,732        526,784          352,055          421,099           133,641
   Interest-bearing debt                           20,862        168,605           27,586               --           337,628
   EBIT                                           147,918        178,926           63,655           39,336            26,777
   Depreciation and amortization                   41,222         54,834           27,992           23,926            16,698
   EBITDA                                         189,140        233,760           91,647           63,262            43,475
   EBIT (3 year weighted average)                 136,616        150,344           55,678           42,726            22,642
   EBITDA (3 year weighted average)               175,502        198,782           82,218           69,804            37,181

GROWTH
   Revenue (annual growth %)                        19.76%         13.96%           16.48%           -3.95%            19.75%
   Revenue (3 year compound growth %)               15.33%         11.80%           13.00%           -0.55%            20.99%
   EBIT (annual growth %)                           11.80%         29.65%           24.55%          -34.37%            47.83%
   EBIT (3 year compound growth %)                  15.27%         41.58%           24.77%          -45.90%            17.80%
   EBITDA (annual growth %)                         12.59%         26.97%           19.48%          -29.27%            38.30%
   EBITDA (3 year compound growth %)                12.44%         37.75%           18.78%           12.30%            20.81%

PROFITABILITY
   EBIT/Revenue (current year)                      14.94%         17.18%            9.35%            6.65%             8.15%
   EBIT/Revenue (3 year weighted average)           15.30%         15.41%            8.87%            7.09%             7.71%
   EBITDA/Revenue (current year)                    19.10%         22.45%           13.46%           10.70%            13.23%
   EBITDA/Revenue (3 year weighted                  19.67%         20.40%           13.14%           11.59%            12.65%
   average)

   EBIT/Assets (current year)                       22.97%         19.48%           13.70%            8.05%            12.74%
   EBIT/Assets (3 year weighted average)            22.98%         18.31%           13.18%            8.85%            12.01%
   EBITDA/Assets (current year)                     29.37%         25.45%           19.73%           12.95%            20.68%
   EBITDA/Assets (3 year weighted average)          29.56%         24.29%           19.54%           14.40%            19.73%

   Return on equity (current year) (1)              20.35%         20.88%           12.01%            4.43%            11.77%
   Return on assets (current year) (2)              14.53%         11.98%            9.10%            3.82%             7.48%

LEVERAGE
   Debt/Invested Capital (Book Basis)                4.34%         24.25%            7.27%            0.00%            71.64%
   Total Assets/Equity                               1.40           1.74             1.32             1.16              1.57
   Debt/Revenue                                      2.11%         16.19%            4.05%            0.00%           102.75%
   Debt/Equity                                       4.54%         32.01%            7.84%            0.00%           252.64%

LIQUIDITY
   Current ratio                                     0.58           0.66             1.11             2.46              0.50
   Quick ratio                                       0.38           0.38             0.81             2.06              0.26

ACTIVITY
   Accounts receivable - days                       14.10           5.22             8.46             3.18              3.88
   Inventory - days                                 10.25           8.07            11.11             9.31              6.17
   Accounts payable - days                          68.09          43.54            49.61            23.50             41.99
   Working capital (as a % of revenue)              -6.33%         -2.96%           -1.15%           12.17%            21.89%
   Adjusted working capital (as a % of              -6.31%         -2.91%            1.17%           12.17%            21.89%
   revenue)

                                                               BJ'S             TOTAL         MAIN STREET
     NAME OF COMPANY                        O'CHARLEY'S      RESTAURANTS    ENTERTAINMENT     RESTAURANTS
          TICKER                               CHUX            BJRI             TENT              MAIN            GROUP
MOST RECENT FISCAL YEAR END                  28-DEC-03        28-DEC-03       30-DEC-03        29-DEC-03         MEDIAN
                                            ------------    ------------    -------------    -------------    -------------
FINANCIAL STATISTICS
   Revenue                                  $    759,011    $    102,959    $     121,708    $     224,494    $     591,401
   Assets                                        620,235          83,705           67,613          106,207          464,542
   Equity                                        303,135          71,051           49,320           29,097          303,135
   Interest-bearing debt                         209,629             153            3,635           51,684           27,586
   EBIT                                           45,522           5,458            9,996            2,555           39,336
   Depreciation and amortization                  37,544           3,928            6,122            8,970           23,926
   EBITDA                                         83,066           9,386           16,118           11,525           63,262
   EBIT (3 year weighted average)                 43,884           4,570            9,851              683           42,726
   EBITDA (3 year weighted average)               75,021           7,791           15,322            9,566           69,804

GROWTH
   Revenue (annual growth %)                       51.83%          36.00%           18.78%            1.97%           18.78%
   Revenue (3 year compound growth %)              30.61%          26.16%           30.97%            2.84%           15.33%
   EBIT (annual growth %)                          -2.34%          94.17%          -13.03%              NA            18.18%
   EBIT (3 year compound growth %)                 16.55%           0.34%           27.68%           -8.76%           17.80%
   EBITDA (annual growth %)                        14.54%          69.88%           -3.62%          128.76%           19.48%
   EBITDA (3 year compound growth %)               21.92%          11.59%           26.14%           -4.91%           18.78%

PROFITABILITY
   EBIT/Revenue (current year)                      6.00%           5.30%            8.21%            1.14%            8.15%
   EBIT/Revenue (3 year weighted average)           7.36%           5.29%            9.29%            0.31%            7.71%
   EBITDA/Revenue (current year)                   10.94%           9.12%           13.24%            5.13%           13.23%
   EBITDA/Revenue (3 year weighted                 12.40%           8.93%           14.44%            4.33%           12.65%
   average)

   EBIT/Assets (current year)                       7.34%           6.52%           14.78%            2.41%           12.74%
   EBIT/Assets (3 year weighted average)            8.75%           6.71%           16.61%            0.67%           12.01%
   EBITDA/Assets (current year)                    13.39%          11.21%           23.84%           10.85%           19.73%
   EBITDA/Assets (3 year weighted average)         14.76%          11.09%           25.81%            8.81%           19.54%

   Return on equity (current year) (1)              7.02%           5.06%           13.26%            6.76%           11.77%
   Return on assets (current year) (2)              3.43%           4.29%            9.67%           -1.85%            7.48%

LEVERAGE
   Debt/Invested Capital (Book Basis)              40.88%           0.21%            6.86%           63.98%            7.27%
   Total Assets/Equity                              2.05            1.18             1.37             3.65             1.40
   Debt/Revenue                                    27.62%           0.15%            2.99%           23.02%            4.05%
   Debt/Equity                                     69.15%           0.22%            7.37%          177.63%            7.84%

LIQUIDITY
   Current ratio                                    0.61            2.78             0.49             0.37             0.61
   Quick ratio                                      0.30            2.60             0.18             0.23             0.38


ACTIVITY
   Accounts receivable - days                       6.98           10.79             3.83             2.43             5.22
   Inventory - days                                13.02            5.34             7.26             4.82             8.07
   Accounts payable - days                         32.78           63.06            40.14            40.11            41.99
   Working capital (as a % of revenue)             -4.12%          19.98%           -4.82%           -7.56%           -2.96%
   Adjusted working capital (as a % of             -2.80%          20.13%           -4.82%           -5.86%           -2.80%
   revenue)

     NAME OF COMPANY
          TICKER                               GROUP     MAX & ERMA'S
MOST RECENT FISCAL YEAR END                     MEAN      31-OCT-04
                                            ----------   ------------
                                                                         MAX & ERMA'S   MAX & ERMA'S                    MAX & ERMA'S
FINANCIAL STATISTICS                                                      VS. MEDIAN      VS. MEAN         CATEGORY      VS. PTGC'S
                                                                         ------------   ------------
   Revenue                                  $  537,834   $    182,959              --             --
   Assets                                      400,394         71,107              --             --
   Equity                                      260,657         14,056              --             --
   Interest-bearing debt                        91,087         31,100               +             --
   EBIT                                         57,794          3,117              --             --
   Depreciation and amortization                24,582          8,219              --             --
   EBITDA                                       82,375         11,336              --             --
   EBIT (3 year weighted average)               51,888          4,103              --             --
   EBITDA (3 year weighted average)             74,576         11,277              --             --    SIZE            NEGATIVE
                                                                         ------------   ------------    -------------   ------------
GROWTH
   Revenue (annual growth %)                     19.40%          9.50%             --             --
   Revenue (3 year compound growth %)            16.79%          9.72%             --             --
   EBIT (annual growth %)                        19.78%        -28.17%             --             --
   EBIT (3 year compound growth %)               20.13%        -31.19%             --             --
   EBITDA (annual growth %)                      30.85%          5.91%             --             --
   EBITDA (3 year compound growth %)             17.42%         -3.77%             --             --    GROWTH          NEGATIVE
                                                                         ------------   ------------    -------------   ------------
PROFITABILITY
   EBIT/Revenue (current year)                    8.55%          1.70%             --             --
   EBIT/Revenue (3 year weighted average)         8.51%          2.44%             --             --
   EBITDA/Revenue (current year)                 13.04%          6.20%             --             --
   EBITDA/Revenue (3 year weighted               13.06%          6.58%             --             --
   average)

   EBIT/Assets (current year)                    12.00%          4.38%             --             --
   EBIT/Assets (3 year weighted average)         12.01%          6.31%             --             --
   EBITDA/Assets (current year)                  18.61%         15.94%             --             --
   EBITDA/Assets (3 year weighted average)       18.67%         17.04%             --             --

   Return on equity (current year) (1)            9.78%          4.77%             --             --
   Return on assets (current year) (2)            6.94%          0.94%             --             --    PROFITABILITY   NEGATIVE
                                                                         ------------   ------------    -------------   ------------
LEVERAGE
   Debt/Invested Capital (Book Basis)            24.38%         68.87%             --             --
   Total Assets/Equity                            1.72           5.06              --             --
   Debt/Revenue                                  19.87%         17.00%             --              +
   Debt/Equity                                   61.26%        221.25%             --             --    LEVERAGE        NEGATIVE
                                                                         ------------   ------------    -------------   ------------
LIQUIDITY
   Current ratio                                  1.06           0.40              --             --
   Quick ratio                                    0.80           0.14              --             --    LIQUIDITY       NEGATIVE
                                                                         ------------   ------------    -------------   ------------

ACTIVITY
   Accounts receivable - days                     6.54             na              --             --
   Inventory - days                               8.37           2.75               +              +
   Accounts payable - days                       44.76          23.62              --             --
   Working capital (as a % of revenue)            3.27%         -5.23%             --             --
   Adjusted working capital (as a % of            3.63%         -2.96%             --             --    ACTIVITY        MIXED
   revenue)                                                              ------------   ------------    -------------   ------------

MAX & ERMA'S                                                       EXHIBIT C - 3
COMPARISON OF KEY FINANCIAL ITEMS
MOST RECENT FOUR-QUARTERS
IN 000'S

                                                                          RARE        LONESTAR      RED ROBIN
  NAME OF COMPANY                         APPLEBEE'S    RUBY TUESDAY   HOSPITALITY   STEAKHOUSE   GOURMET BURGER   O'CHARLEY'S
     TICKER                                  APPB            RI            RARE         STAR           RRGB            CHUX
MOST RECENT QUARTER                       26-SEP-04      31-AUG-04      26-SEP-04     7-SEP-04       3-OCT-04       11-JUL-04
                                         -----------   -------------   -----------   ----------   --------------   -----------
FINANCIAL STATISTICS
   Revenue                               $ 1,088,808    $  1,059,030   $   781,565   $  631,405       $  390,950    $  833,611
   Cost of sales                             817,690         765,910       626,365      545,992          300,772       689,418
                                         -----------   -------------   -----------   ----------   --------------   -----------
   Gross profit                              271,118         293,120       155,200       85,413           90,178       144,193

   EBIT                                      170,050         185,613        73,577       41,728           37,500        41,746
   Depreciation and amortization              46,173          56,579        31,607       22,521           31,702        85,823
   EBITDA                                    216,223         242,192       105,184       64,249           69,202       127,569

   Profit before taxes                       168,547         178,261        72,522       41,728           34,834        27,663
   Net income                                109,193         114,750        48,542       19,650           22,787        19,232
   Net income + depreciation                 155,366         171,329        80,149       42,171           54,489       105,055

   Assets                                    714,048         924,072       518,274      489,300          246,631       636,581
   Book equity                               484,467         532,562       390,031      425,054          154,127       319,435
   Interest-bearing debt                      43,742         165,338        35,466            -           42,067       191,747

                                             BJ'S          TOTAL       MAIN STREET
  NAME OF COMPANY                        RESTAURANTS   ENTERTAINMENT   RESTAURANTS
     TICKER                                 BJRI           TENT           MAIN         GROUP        GROUP           M&E
MOST RECENT QUARTER                       26-SEP-04      7-SEP-04       28-JUN-04      MEDIAN       MEAN         31-OCT-04
                                         -----------   -------------   -----------   ----------   ----------     ----------
FINANCIAL STATISTICS
   Revenue                               $   118,167   $     140,599   $   222,487   $  631,405   $  585,180     $  182,959
   Cost of sales                              67,790         126,005       208,374      545,992      460,924        165,033
                                         -----------   -------------   -----------                               ----------
   Gross profit                               50,377          14,594        14,113       90,178      124,256         17,926
   EBIT                                        8,458           7,509         1,681       41,728       63,096          3,117

   Depreciation and amortization               4,729           6,607         8,987       31,607       32,748          8,219
   EBITDA                                     13,187          14,116        10,668       69,202       95,843         11,336

   Profit before taxes                         8,455           7,253        (2,489)      34,834       59,642            963
   Net income                                  5,701           5,035        (2,539)      19,650       38,039            626
   Net income + depreciation                  10,430          11,642         6,448       54,489       70,787          8,845

   Assets                                     92,848          75,894       105,728      489,300      422,597         71,107
   Book equity                                76,908          52,462        31,529      319,435      274,064         14,056
   Interest-bearing debt                           -           8,280        49,353       42,067       59,555         31,100

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT C - 4
GUIDELINE COMPANIES: CAPITAL STRUCTURE

                                            PRICE PER
                               NUMBER OF      SHARE      MARKET VALUE      INTEREST-BEARING       MARKET VALUE
COMPANY                        SHARES O/S   31-DEC-04     OF EQUITY              DEBT          OF INVESTED CAPITAL
-------                        ----------   ---------   ---------------    ----------------    -------------------
Applebee's                     83,503,000   $   26.45   $ 2,208,654,350    $     43,742,000    $     2,252,396,350

Ruby Tuesday                   66,526,000       26.08     1,734,998,080         165,338,000          1,900,336,080

Rare Hospitality               35,421,000       31.86     1,128,513,060          35,466,000          1,163,979,060

Lonestar Steakhouse            24,023,000       28.00       672,644,000                   -            672,644,000

Red Robin Gourmet Burger       16,443,000       53.47       879,207,210          42,067,000            921,274,210

O'Charley's                    22,802,000       19.55       445,779,100         191,747,000            637,526,100

BJ's Restaurants               20,538,000       14.00       287,532,000                   -            287,532,000

Total Entertainment            10,369,000       11.92       123,598,480           8,280,000            131,878,480

Main Street Restaurants        14,643,000        1.60        23,428,800          49,353,000             72,781,800

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT C - 5
MARKET APPROACH

                                                        RARE         LONESTAR     RED ROBIN                      BJ'S
   NAME OF COMPANY      APPLEBEE'S    RUBY TUESDAY   HOSPITALITY    STEAKHOUSE  GOURMET BURGER  O'CHARLEY'S   RESTAURANTS
      TICKER              APPB            RI            RARE          STAR          RRGB           CHUX          BJRI
------------------    -------------  -------------  -------------  -----------  --------------  -----------   -----------
SELECTED MULTIPLES
  MVE / EBTDA                10.286          7.388         10.838       10.469          13.214        3.928        21.809
               MVE    2,208,654,350  1,734,998,080  1,128,513,060  672,644,000     879,207,210  445,779,100   287,532,000
             EBTDA      214,720,000    234,840,000    104,129,000   64,249,000      66,536,000  113,486,000    13,184,000

  MVE / EBDA                 14.216         10.127         14.080       15.950          16.135        4.243        27.568
               MVE    2,208,654,350  1,734,998,080  1,128,513,060  672,644,000     879,207,210  445,779,100   287,532,000
              EBDA      155,366,000    171,329,000     80,149,000   42,171,000      54,489,000  105,055,000    10,430,000

  MVE / Earnings             20.227         15.120         23.248       34.231          38.584       23.179        50.435
               MVE    2,208,654,350  1,734,998,080  1,128,513,060  672,644,000     879,207,210  445,779,100   287,532,000
          Earnings      109,193,000    114,750,000     48,542,000   19,650,000      22,787,000   19,232,000     5,701,000

  MVE / Revenue               2.029          1.638          1.444        1.065           2.249        0.535         2.433
               MVE    2,208,654,350  1,734,998,080  1,128,513,060  672,644,000     879,207,210  445,779,100   287,532,000
           Revenue    1,088,808,000  1,059,030,000    781,565,000  631,405,000     390,950,000  833,611,000   118,167,000

 MVIC / Gross Profit          8.308          6.483          7.500        7.875          10.216        4.421         5.708
              MVIC    2,252,396,350  1,900,336,080  1,163,979,060  672,644,000     921,274,210  637,526,100   287,532,000
      Gross Profit      271,118,000    293,120,000    155,200,000   85,413,000      90,178,000  144,193,000    50,377,000

 MVIC / EBIT                 13.245         10.238         15.820       16.120          24.567       15.272        33.995
              MVIC    2,252,396,350  1,900,336,080  1,163,979,060  672,644,000     921,274,210  637,526,100   287,532,000
                EBIT    170,050,000    185,613,000     73,577,000   41,728,000      37,500,000   41,746,000     8,458,000

 MVIC / EBITDA               10.417          7.846         11.066       10.469          13.313        4.998        21.804
              MVIC    2,252,396,350  1,900,336,080  1,163,979,060  672,644,000     921,274,210  637,526,100   287,532,000
            EBITDA      216,223,000    242,192,000    105,184,000   64,249,000      69,202,000  127,569,000    13,187,000

                         TOTAL        MAIN STREET                                                          COEFFICIENT OF
   NAME OF COMPANY    ENTERTAINMENT   RESTAURANTS    GROUP   GROUP   STANDARD   COEFFICIENT   CORRELATION  DETERMINATION   SELECTED
       TICKER            TENT           MAIN        MEDIAN   MEAN   DEVIATION   OF VARIATION  COEFFICIENT     R SQUARE     MULTIPLE
------------------    -------------  -------------  ------  ------  ---------   ------------  -----------  -------------   --------
SELECTED MULTIPLES
  MVE / EBTDA                8.918          3.606   10.286  10.051    5.437        0.541           92.24%         85.08%    4.750
               MVE     123,598,480     23,428,800
             EBTDA      13,860,000      6,498,000

  MVE / EBDA                10.617          3.633   14.080  12.952    7.174        0.554           88.52%         78.35%    5.000
               MVE     123,598,480     23,428,800
              EBDA      11,642,000      6,448,000

  MVE / Earnings            24.548             na   23.898  28.697   11.553        0.403           96.00%         92.16%       na
               MVE     123,598,480     23,428,800
          Earnings       5,035,000     (2,539,000)

  MVE / Revenue              0.879          0.105    1.444   1.375    0.794        0.577           84.93%         72.14%    0.250
               MVE     123,598,480     23,428,800
           Revenue     140,599,000    222,487,000

 MVIC / Gross Profit         9.036          5.157    7.500   7.189    1.900        0.264           95.83%         91.83%    4.750
              MVIC     131,878,480     72,781,800
      Gross Profit      14,594,000     14,113,000

 MVIC / EBIT                17.563         43.297   16.120  21.124   10.896        0.516           96.62%         93.35%       na
              MVIC     131,878,480     72,781,800
                EBIT     7,509,000      1,681,000

 MVIC / EBITDA               9.342          6.822   10.417  10.675    4.847        0.454           93.70%         87.80%    6.000
              MVIC     131,878,480     72,781,800
            EBITDA      14,116,000     10,668,000

MAX & ERMA'S RESTAURANT INC.                                       EXHIBIT D - 1
CONCLUSION OF VALUE
AS OF DECEMBER 31, 2004
IN 000'S (EXCEPT PER SHARE DATA)

                                             INDICATED                       WEIGHTED
APPROACH TO EQUITY VALUE                       VALUE        WEIGHTING          VALUE
------------------------                     ---------      ---------        --------
Income Approach
   Discounted Cash Flow Method               $  39,000             50%      $   19,500
   Capitalized Earnings Method                      na             na               na

Market Approach
   Acquired Guideline Company Method                na             na               na
   Publicly Traded Guideline Company Method  $  45,000             50%      $   22,500

Cost Approach
   Adjusted Book Value                              na             na              na

                                                      INDICATED VALUE           42,000
                          Estimated proceeds from exercisable options            3,980
                                                                            ----------

          FAIR VALUE (EQUITY) OF MAX & ERMA'S AS OF DECEMBER 31, 2004           45,980

                   Outstanding shares (including exercisable options)        2,820.979
                                                                            ----------

                                                      VALUE PER SHARE       $    16.30
                                                                            ==========


                                                                            $    15.77

                                             OR A REASONABLE RANGE OF         -to-

                                                                            $    16.48